UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Soliciting Material Pursuant to Section 240.14a-12

TESSERA TECHNOLOGIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TESSERA TECHNOLOGIES, INC.

3025 Orchard Parkway

San Jose, CA 95134

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of the Stockholders of Tessera Technologies, Inc. which will be held on Tuesday, May 24, 2011 at 2:30 p.m. Pacific Daylight Time, at the Company’s principal executive offices at 3025 Orchard Parkway, San Jose, CA 95134.

We hope that you will vote as soon as possible to ensure that your shares will be represented.

The Board of Directors and management look forward to your participation.

Sincerely yours,

HENRY R. NOTHHAFT Chairman, President and Chief Executive Officer

San Jose, California

April 13, 2011

TESSERA TECHNOLOGIES, INC.

3025 Orchard Parkway

San Jose, CA 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 24, 2011

The Annual Meeting of Stockholders of Tessera Technologies, Inc. will be held on Tuesday, May 24, 2011 at 2:30 p.m. Pacific Daylight Time, at Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, for the following purposes:

1.	To elect six members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2011;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

5.	To vote on a stockholder proposal to recommend the adoption of a majority voting standard in uncontested director elections; and

6.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 4, 2011 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders, or at any adjournments of the Annual Meeting of Stockholders.

We are pleased to be furnishing proxy materials to stockholders primarily over the Internet. We believe that this process expedites stockholders’ receipt of proxy materials and lowers the costs of printing and distributing our annual meeting materials. On or about April 13, 2011, a Notice of Internet Availability of Proxy Materials was mailed to our stockholders containing instructions on how to access our 2011 Proxy Statement and 2010 Annual Report, and how to vote online. The Notice also included instructions on how you can receive a copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card by mail, via e-mail or by downloading them online. If you choose to receive your annual meeting materials by mail, the notice of annual meeting, proxy statement from the Board of Directors, proxy card and annual report will be enclosed. If you choose to receive your annual meeting materials via e-mail, the e-mail will contain voting instructions and links to the annual report and the proxy statement on the Internet, both of which are available at http://www.proxyvote.com. The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the annual meeting materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

In order to ensure your representation at the Annual Meeting of Stockholders, you are requested to submit your proxy over the Internet, by telephone or by mail. If you attend the Annual Meeting of Stockholders and file with the Secretary of the Company an instrument revoking your proxy or a duly executed proxy bearing a later date, your proxy will not be used.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders.

By Order of the Board of Directors

TESSERA TECHNOLOGIES, INC.

BERNARD J. CASSIDY Secretary

San Jose, California

April 13, 2011

TESSERA TECHNOLOGIES, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

May 24, 2011

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished in connection with the solicitation of proxies for use prior to or at the Annual Meeting of Stockholders (the “Annual Meeting”) of Tessera Technologies, Inc. (the “Company” or “Tessera”), a Delaware corporation, to be held at 2:30 p.m. Pacific Daylight Time on Tuesday, May 24, 2011 and at any adjournments or postponements thereof for the following purposes:

•	To elect six members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;

•	To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2011;

•	To hold an advisory vote on executive compensation;

•	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

•	To vote on a stockholder proposal to recommend the adoption of a majority voting standard in uncontested director elections; and

•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Annual Meeting will be held at Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134. We made this proxy statement and accompanying form of proxy available to stockholders beginning on April 13, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 24, 2011:

This proxy statement, form of proxy and the Company’s 2010 Annual Report are available electronically at http://www.proxyvote.com.

Solicitation

This solicitation is made on behalf of our Board of Directors. The Company will bear the costs of preparing, mailing, online processing and other costs of the proxy solicitation made by our Board of Directors. Certain of our officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by telephone, facsimile transmission or personal solicitation. No additional compensation will be paid to such officers, directors or regular employees for such services. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to stockholders. In addition, the Company has retained Eagle Rock Proxy Advisors to assist in the solicitation for a fee of $6,000 plus customary expenses.

Voting Rights and Outstanding Shares

Only holders of record of our common stock as of the close of business on April 4, 2011 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding common stock constitutes the only class of our securities entitled to vote at the Annual Meeting, and each holder of common stock shall be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on April 4, 2011, there were 51,082,348 shares of common stock issued and outstanding, which were held by approximately 33 holders of record.

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock present in person or represented by proxy will constitute a quorum. We will appoint election inspectors for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting.

Directors will be elected by a plurality of votes cast that are present in person or represented by proxy. Abstentions, withheld votes and broker non-votes (which occur when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular matter because such broker, bank or other nominee does not have discretionary authority to vote on that matter and has not received voting instructions from the beneficial owner) are counted as present for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Withheld votes and broker non-votes will have no effect on the outcome of the election of directors.

For Proposal 4, the option of one year, two years or three years that receives the affirmative vote of holders of a majority of outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting will be the frequency recommended by stockholders for the advisory vote on the compensation of our named executive officers, unless none of the frequency options receives a majority vote, in which case the option that receives the highest number of votes will be considered to be the frequency recommended by stockholders. Abstentions have the same effect as a vote against each of the frequency options. Broker non-votes are not counted for any purpose in determining which frequency option has been recommended by stockholders.

All other proposals require the affirmative vote of holders of a majority of outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions have the same effect as negative votes on such proposals. Broker non-votes are not counted for any purpose in determining whether proposals have been approved.

We request that you vote your shares by proxy following the methods as instructed by the notice: over the Internet, by telephone or by mail. If you choose to vote by mail, your shares will be voted in accordance with your voting instructions if the proxy card is received prior to or at the meeting. If you sign and return your proxy card but do not give voting instructions, your shares will be voted (1) FOR the election of the Company’s nominees as directors; (2) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for the Company for the fiscal year ending December 31, 2011; (3) FOR the approval of compensation of our named executive officers as disclosed in this proxy statement; (4) in favor of THREE YEARS for the frequency of the stockholder vote on executive compensation; (5) AGAINST the adoption of a majority voting standard in uncontested director elections; and (6) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting.

Voting by Proxy Over the Internet or by Telephone

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by telephone are set forth on the Notice of Internet Availability of Proxy Materials mailed to you. The Internet and telephone voting facilities will close at 11:59 pm Eastern Daylight Time on Monday, May 23, 2011. The Notice of Internet Availability of Proxy

Materials also provides instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that also permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this proxy statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Revocability of Proxies

Any proxy may be revoked at any time before it is exercised by filing with the Company’s Secretary an instrument revoking it or by submitting prior to the time of the Annual Meeting a duly executed proxy bearing a later date. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then attend the Annual Meeting and desire to vote in person are requested to so notify the Secretary in writing prior to the time of the Annual Meeting. We request that all such written notices of revocation to the Company be addressed to Bernard J. Cassidy, Secretary, Tessera Technologies, Inc., at the address of our principal executive offices at 3025 Orchard Parkway, San Jose, California 95134. Our telephone number is (408) 321-6000. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone.

Stockholder Proposals to be Presented at the Next Annual Meeting

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit to the Board of Directors proposals to be presented at the 2012 annual meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary at our principal executive offices at the address set forth above no later than December 15, 2011 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting.

Our Amended and Restated Bylaws, as amended to date, also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above no earlier than January 25, 2012 and no later than February 24, 2012. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Board of Directors has nominated the six individuals identified under “Director Nominees” below for election as directors, all of whom are currently directors of the Company. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected. Our Board of Directors is currently comprised of seven members. Directors are elected at each annual meeting and hold office until their successors are duly elected and qualified at the next annual meeting. Mr. Nicholas E. Brathwaite, who is a current director, will not stand for reelection at the 2011 Annual Meeting, so his term will expire upon the adjournment of the 2011 Annual Meeting. Accordingly, effective as of April 13, 2011, the Board of Directors amended the Company’s Amended and Restated Bylaws to reduce the number of authorized directors to six directors. In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the six nominees designated below to serve until the 2012 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified. The Board of Directors expects that each of the nominees will be available to serve as a director, but if any such nominee should become unavailable or unwilling to stand for election, it is intended that the shares represented by the proxy will be voted for such substitute nominee as may be designated by the Board of Directors.

Director Nominees

The following table sets forth certain information concerning the nominees for directors of the Company as of April 13, 2011.

Name	Age	Director Since	Position with the Company
Robert J. Boehlke	69	2004	Director
John B. Goodrich	69	2001	Director
David C. Nagel, Ph.D.	65	2005	Director
Henry R. Nothhaft	67	2004	Chairman of the Board, President and Chief Executive Officer
Kevin G. Rivette	55	2011	Director
Robert A. Young, Ph.D.	68	1991	Director

Robert J. Boehlke has served as a member of our Board of Directors since December 2004. Mr. Boehlke currently serves on the board of directors of MEMC Electronic Materials, Inc., a semiconductor wafer manufacturing company. Previously, Mr. Boehlke served on the board of directors of LTX Corp., Entegris Inc. and DuPont Photomasks, Inc. Mr. Boehlke was the Executive Vice President and Chief Financial Officer for KLA-Tencor, a semiconductor equipment manufacturer, prior to his retirement in 2000. During his 17-year tenure with KLA-Tencor, Mr. Boehlke held a variety of management positions including Chief Operating Officer and Chief Financial Officer. Prior to joining KLA-Tencor, Mr. Boehlke was an investment banking partner at Kidder, Peabody & Company, Inc. He received a B.S. in engineering from the U.S. Military Academy at West Point and an M.B.A. with distinction from Harvard University.

Mr. Boehlke brings both industry experience and financial expertise to his role as a member of our Board of Directors, Chairman of the Compensation Committee and member of the Audit Committee. Additionally, Mr. Boehlke’s depth of executive-level business experience and his knowledge of investment banking enhance the overall knowledge base of our Board of Directors and particularly with respect to our mergers and acquisitions activity, a critical element of our corporate strategy.

John B. Goodrich has served as a member of our Board of Directors since August 2001. Mr. Goodrich is a former member of the law firm of Wilson Sonsini Goodrich & Rosati where he practiced corporate law for

30 years until retiring in January 2002. Wilson Sonsini Goodrich & Rosati formerly served as our outside counsel. Mr. Goodrich presently serves on the boards of Trimble Navigation Limited, an advanced positioning systems company and The Fogarty Institute for Innovation, an educational non-profit that mentors, trains and inspires the next generation of medical innovators. Mr. Goodrich also owns and manages Tonini Farm and Cattle Company, a privately held agricultural operating company and was the owner and manager of Checkerboard Cattle Company, a privately held cow-calf operating company. From October 2005 to February 2008, Mr. Goodrich was the Chief Executive Officer of MaxSP Corporation, a provider of fully automated hardware, software and services systems for small and medium businesses. Mr. Goodrich received a B.A. from Stanford University, a J.D. from the University of Southern California and an L.L.M. in taxation from New York University.

Mr. Goodrich brings extensive legal and business expertise to his role as a member of our Board of Directors and member of the Nominating Committee, of the Audit Committee, and of the Compensation Committee. Mr. Goodrich’s breadth of industry knowledge and insight from 30 years of experience as a counselor to technologies companies while practicing law as member of the law firm Wilson Sonsini Goodrich & Rosati serves as a critical resource for our Board of Directors.

David C. Nagel, Ph.D. has served as a member of our Board of Directors since May 2005. Dr. Nagel was most recently President and Chief Executive Officer of PalmSource, Inc., a company that provides operating system software platforms for mobile information devices, from August 2001 until he retired in May 2005. From April 1996 through August 2001, he served as Chief Technology Officer of AT&T Corp., a communications services company, as well as President of AT&T Labs from August 1997 to August 2001 and Chief Technology Officer of Concert, a joint venture between AT&T and British Telecom, from June 1999 to August 2001. From 1988 to April 1996, Dr. Nagel held various positions at Apple Computer, a personal computing device manufacturer, including Senior Vice President, Research and Development. Prior to joining Apple, he was head of human factors research at Ames Research Center. Dr. Nagel is a member of the board of directors of Leapfrog, Inc., Openwave Systems, Inc., Align Technology, Inc. and Vonage Holdings, Inc. Previously, Dr. Nagel served on the board of directors of Liberate Technologies, Inc. and Nuance Communications, Inc. Dr. Nagel received a B.S. and a M.S. in engineering and a Ph.D. in perception and mathematical psychology from the University of California, Los Angeles.

In his role as Chairman of the Nominating Committee and member of the Compensation Committee, Dr. Nagel draws from his executive and board level experience to provide a seasoned perspective to Committee deliberations. As a member of the Board of Directors, Dr. Nagel’s industry knowledge and technical expertise provide an important perspective for our business strategy and corporate objectives.

Henry R. Nothhaft has served as President and Chief Executive Officer since August 2008, Chairman since January 2010 and a member of our Board of Directors since May 2004. Prior to becoming Chairman of the Board, Mr. Nothhaft served as Vice Chairman from April 2008 to August 2008. Mr. Nothhaft is also the author of “Great Again: Revitalizing America’s Entrepreneurial Leadership,” a business policy book published by Harvard Business Review Press. Prior to joining the Company, Mr. Nothhaft served as Chief Executive Officer and Chairman of the Board of Danger Inc., a software company for wireless service providers from October 2002 to April 2008 when it was sold to Microsoft Corporation. From May 2001 to October 2002, he served as President and Chief Executive Officer of Endforce, an IP software company, where he remained non-executive Chairman of the Board from October 2002 to March 2005. Mr. Nothhaft joined Concentric Network Corporation, a recognized market leader in Enterprise Virtual Private Networks, high-speed access and electronic commerce enabled web hosting, as President and Chief Executive Officer in 1995, and became Chairman of the Board in 1998. In June 2000, Concentric merged with Nextlink and became XO Communications, Inc., with Mr. Nothhaft serving as Vice Chairman until April 2001. From 1989 to 1994, Mr. Nothhaft was President and Chief Executive Officer of David Systems, a data networking equipment firm, until it was sold to Chipcom Corporation. From 1983 to 1989, he held various executive positions and served on the Board of Directors of DSC Communications Corporation, a telecommunications company that designs, develops, manufactures and markets digital switching, access, transport and private network system products for the worldwide telecommunications marketplace. From 1979 to 1983, Mr. Nothhaft was Vice President of Marketing and Sales for GTE Telenet Communications Corporation (now Sprint), the first public data network provider in the U.S. He received an M.B.A. in Information Systems Technology from George Washington University and a B.S. with distinction in Politics & Economics from the U.S. Naval Academy, and is a former officer in the U.S. Marine Corps. Mr. Nothhaft has also completed the Stanford Law School’s executive education training on corporate governance and the AEA executive M.B.A. program at Stanford University.

Mr. Nothhaft brings over 30 years of leadership experience running technology companies to his role as Chairman of the Board of Directors. Additionally, Mr. Nothhaft is a recognized spokesperson on IP related matters and his broad industry knowledge and management acumen serve as critical resources for our Board of Directors. A serial entrepreneur, Mr. Nothhaft’s proven ability to grow pioneering start-ups, such as Concentric Network Corp., DSC Communications and GTE Telenet Communications (now Sprint), into mature industry leaders is crucial to the implementation of our strategic vision.

Kevin G. Rivette has served as a member of our Board of Directors since March 2011. Since 2007, Mr. Rivette has been a managing partner of 3LP , an IP advisory firm. From 2005 to 2007, he was Vice President of Intellectual Property Strategy for IBM Corporation, an information technology services company, in which capacity he was responsible for directing IBM Corporation’s IP strategy. Prior to joining IBM Corporation, Mr. Rivette was an Executive Advisor at the Boston Consulting Group, where he focused on helping organizations develop IP strategies to further their business goals. Mr. Rivette serves as Chairman of the U.S. Patent and Trademark Office’s Patent Public Advisory Committee from 2006 to 2009 and he was voted into the IP Hall of Fame by members of the IP community in 2007. Mr. Rivette is also the author of “Rembrandts in the Attic: Unlocking the Hidden Value of Patents,” a book published by Harvard Business Review Press on IP strategies. He is a former patent attorney and litigator and has been awarded over forty patents worldwide for his work in IP tool development. He received his B.S. in business from the University of Kansas and a J.D. from the University of Santa Clara.

Mr. Rivette brings his depth and breadth of experience in IP strategy to his role as a member of our Board of Directors. Mr. Rivette’s high degree of expertise in IP matters provides the Board of Directors with an important perspective with regard to the Company’s business strategy and IP portfolio management, which are critical to the Company’s continued success.

Robert A. Young, Ph.D. has served as a member of our Board of Directors since 1991 and served as Chairman of the Board from 1996 to 2002. Since May 2003, Dr. Young has served as a Managing Director of Mirador Capital LLC, a private equity firm investing in venture capital companies. From August 1998 to February 2001, Dr. Young served as Chairman and Chief Executive Officer of Curl Corporation, an Internet infrastructure software company. From 1986 to 1997, Dr. Young was a Managing Director at Dillon, Read & Co., Inc., an investment bank. He was the Managing Partner of Dillon Read’s venture capital funds from 1987 to 1994 and subsequently was head of Technology Banking in corporate finance. Prior to Dillon Read, he held a number of management and executive positions in sales, marketing, development and general management at IBM Corporation. His last position at IBM Corporation was as President, IBM Instruments, Inc. Dr. Young served on the board of directors of ATI Technologies Inc., a leading producer of 3-D graphics and multimedia products until its merger with Advanced Micro Devices, Inc. in 2006 and presently serves on the board of directors of several private technology companies: SRC Computers, a producer of re-configurable, high performance computers; SBG Labs which has unique solid-state optical device technology; Open-xchange, which offers an open source exchange server product; Geo Semiconductor which develops programmable, high performance, video and geometry pixel processor IC’s; Jatheon Technologies which produces email archiving appliances and Novitaz, a company producing active RFID hardware and software modules for unique “presence marketing” solutions for retail. He received a B.S. with honors in chemistry from the University of Delaware and a Ph.D. in physical chemistry from the Massachusetts Institute of Technology.

Dr. Young is the longest serving member of our Board of Directors. As a result, Dr. Young has extensive knowledge of the growth and development of Tessera. He brings this unique perspective on the Company’s long-term strategy, his financial and investing acumen, and a diverse business background to his role as a member of our Board of Directors and the Nominating Committee. As Chairman of the Audit Committee, Dr. Young contributes his extensive financial expertise to Committee deliberations.

Directors Not Standing for Reelection

Nicholas E. Brathwaite has served as a member of our Board of Directors since February 2008. Mr. Brathwaite is a partner of Riverwood Capital LLC, a private equity firm he co-founded in January 2008. Mr. Brathwaite served as Chief Executive Officer of Aptina Imaging Corporation, a semiconductor company specializing in CMOS image sensor technology, from 2008 to 2009. Mr. Brathwaite was the Chief Technology Officer of Flextronics International Ltd., an electronic manufacturing services company, from 2000 to 2007. In 1995, Flextronics International Ltd. acquired nChip, Inc., a multi-chip module company, where Mr. Brathwaite held the position of Vice President and General Manager of Operations from 1992 to 1996. As a founding member of nChip, Inc., Mr. Brathwaite was responsible for all manufacturing and operational activities including wafer fabrication, wafer test, and module assembly. Before joining nChip, Inc., Mr. Brathwaite spent six years with Intel Corporation, a microprocessor company, in various engineering management positions in technology development and manufacturing. He is also a member of the board of directors of Power Integrations, Inc., a supplier of high-voltage analog integrated circuits for use in AC to DC power conversion. Previously, Mr. Brathwaite served on the board of directors of Photon Dynamics, Inc., a yield management solutions company for the flat panel display market. He received a B.S. in Applied Chemistry, an M.S. in Polymer Engineering, a BSc (Hons) from McMaster University and an MSc from the University of Waterloo. Mr. Brathwaite has also completed The Wharton School’s executive education training on corporate governance at the University of Pennsylvania.

Mr. Brathwaite’s mix of technical and operational expertise has provided our Board of Directors with a valuable perspective for critical technical, business and strategic issues. As our lead independent director, Mr. Brathwaite has brought a seasoned perspective rooted in his extensive executive-level business experience to our Board of Directors. In addition, Mr. Brathwaite has brought extensive mergers and acquisitions experience to his service on our Board of Directors, as a result of his participation in more than 50 mergers and acquisitions throughout his career.

There are no family relationships between any of our directors or executive officers.

Director Emeritus

The Board of Directors elected Dr. Al S. Joseph to serve as Director Emeritus effective following the 2010 Annual Meeting for an initial term of two years. As Director Emeritus, Dr. Joseph is invited to attend Board meetings, but he does not have voting rights. As Director Emeritus, Dr. Joseph receives a $25,000 annual cash retainer and is available to consult with the Chief Executive Officer or members of our Board of Directors, as requested.

Al S. Joseph, Ph.D. served as a member of our Board of Directors from August 2001 until becoming Director Emeritus in May 2010, and until April 3, 2009 Dr. Joseph was a part-time employee at the Company, serving as an Executive Vice President. He is an industry consultant and served as Chairman of the Board of Isothermal Systems Research, Inc., an advanced thermal management technology company, from 1998 through 2005. Dr. Joseph founded Vitesse Semiconductor Corporation, Enhanced Energy Systems, Unitive Electronics, Inc., and Quad Design Ltd. He has worked in the semiconductor industry for more than 40 years, 15 of which he spent focused specifically in the semiconductor packaging industry. Dr. Joseph serves on the board of directors of Paratek Microwave, Inc., a designer and manufacturer of adaptive radio frequency front-end component solutions for mobile wireless applications. Dr. Joseph has published 32 papers, was a fellow of the American

Institute of Physics, was also a winner of the Chairman Award and National CIT Award and has served on several government committees. Dr. Joseph holds a Ph.D. in physics from Case Western University.

Dr. Joseph brings extensive experience in the semiconductor industry to his role as our Director Emeritus. In particular, Dr. Joseph’s depth of experience with semiconductor packaging and thermal management technologies enable him to provide important strategic insights to key aspects of our business.

Board of Directors’ Role in Risk Management

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. For example, the Board of Directors meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, litigation risks and risks related to the Company’s acquisition strategy, among others. The Board also delegates oversight to Board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring the integrity of the Company’s financial statements, internal controls over financial reporting, and the independence of the Company’s Independent Registered Public Accounting Firm. The Audit Committee receives periodic internal controls and related assessments from the Company’s finance department and an annual attestation report on internal control over financial reporting from the Company’s Independent Registered Public Accounting Firm. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance matters and meets at least quarterly with our finance department, Independent Registered Public Accounting Firm and internal or external legal counsel to discuss risks related to our financial reporting function. In addition, the Audit Committee ensures that the Company’s business is conducted with the highest standards of ethical conduct in compliance with applicable laws and regulations by monitoring our Code of Business Conduct and Ethics Policy and our Corporate Compliance Hotline, and the Audit Committee discusses other risk assessment and risk management policies of the Company periodically with management.

The Compensation Committee participates in the design of compensation structures that create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy as is further described in the Compensation Discussion and Analysis section below.

The Nominating Committee oversees governance-related risks by working with management to establish corporate governance guidelines applicable to the Company, and making recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board committees.

Board of Directors and Committees of the Board

During 2010, the Board of Directors held a total of twelve meetings. Each director attended at least 75% of the aggregate of the total number of Board meetings and total number of meetings of Board committees on which such director served during the time he served on the Board or committees.

The Board of Directors has determined each of the following directors is an “independent director” as such term is defined in NASDAQ Marketplace Rule 5605(a)(2): Messrs. Boehlke, Brathwaite and Goodrich and Drs. Nagel and Young.

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each of our Audit Committee, Compensation Committee and Nominating Committee is composed entirely of independent directors in accordance with current Nasdaq listing standards. Furthermore, each member of our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the Securities and Exchange Commission (the “SEC”). The Board of Directors has further determined that Dr. Robert A. Young, a member of the Audit Committee of the Board of Directors, is an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, by virtue of his relevant experience listed in his biographical summary provided above in the section entitled “Proposal 1—Election of Directors.” Copies of our Audit Committee, Nominating Committee and Compensation Committee charters and our corporate governance guidelines are available, free of charge, on our website at http://www.tessera.com. The Board of Directors from time to time constitutes such other committees, including a Strategic Planning Committee, as it deems appropriate to further the purposes of the Board.

Audit Committee. The Audit Committee reviews the work of our internal accounting and audit processes and the Independent Registered Public Accounting Firm. The Audit Committee has sole authority for the appointment, compensation and oversight of our Independent Registered Public Accounting Firm and to approve any significant non-audit relationship with the Independent Registered Public Accounting Firm. The Audit Committee is also responsible for preparing the report required by the rules of the SEC to be included in our annual proxy statement. During 2010, the Audit Committee was comprised of Dr. Young (Chair), Mr. Boehlke and Mr. Goodrich. Upon the adjournment of the 2011 Annual Meeting, the Audit Committee will continue to be comprised of Dr. Young (Chair), Mr. Boehlke and Mr. Goodrich. During 2010, the Audit Committee held ten meetings.

Compensation Committee. The Compensation Committee approves our goals and objectives relevant to compensation, stays informed as to market levels of compensation and, based on evaluations submitted by management, recommends to our Board of Directors compensation levels and systems for the Board of Directors and our officers that correspond to our goals and objectives. The Compensation Committee also produces an annual report on executive compensation for inclusion in our proxy statement. During 2010, the Compensation Committee was comprised of Mr. Boehlke (Chair), Dr. Nagel and Mr. Goodrich. Upon the adjournment of the 2011 Annual Meeting, the Compensation Committee will continue to be comprised of Mr. Boehlke (Chair), Dr. Nagel and Mr. Goodrich. During 2010, the Compensation Committee held seven meetings.

Nominating Committee. The Nominating Committee is responsible for recommending to our Board of Directors individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. This committee is also responsible for developing and recommending to the Board of Directors our corporate governance guidelines, as well as reviewing and recommending revisions to the guidelines on a regular basis. During 2010, the Nominating Committee was comprised of Dr. Nagel (Chair), Mr. Goodrich and Dr. Young. Upon the adjournment of the 2011 Annual Meeting, the Nominating Committee will continue to be comprised of Dr. Nagel (Chair), Mr. Goodrich and Dr. Young. During 2010, the Nominating Committee held two meetings.

Lead Independent Director and Board Leadership

Mr. Brathwaite has served as our Lead Independent Director since March 2010. Upon the adjournment of the 2011 Annual Meeting, Dr. Young will become the Lead Independent Director. Duties of the Lead Independent Director include the following when appropriate: (i) collaborating with the Chairman of the Board to schedule meetings and, together with the input of the independent directors, setting meeting agendas; (ii) presiding as the chair at executive sessions of independent directors; (iii) serving as the principal liaison between the Chairman of the Board and independent directors on issues related to the Board; (iv) briefing the Chairman of the Board on issues arising in the executive sessions of the Board and, where necessary, serving as a non-executive conduit to the Chairman of the Board of the views, concerns and issues of the independent directors that may arise outside of Board meetings; (v) participating actively in corporate governance; (vi) calling meetings of independent directors or requesting the Chairman of the Board to call meetings of the independent directors as necessary; (vii) being available, upon specific request of the Chief Executive Officer, for consultation and communication with stockholders of the Company and (viii) performing such other duties as the Board may, from time to time, delegate.

Mr. Nothhaft has served as both the Chairman of the Board and the Chief Executive Officer since January 2010. In his position as President and Chief Executive Officer, Mr. Nothhaft has primary responsibility for the day-to-day operations of the Company and provides consistent leadership of the Company’s key strategic objectives. In his role as Chairman of the Board, he sets the strategic priorities for the Board, presides over its meetings and communicates its strategic findings and guidance to the other members of senior management. The Board believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy. The Board further believes that this combination is important in unifying the Company’s strategy behind a single vision. In addition, we have found that our Chief Executive Officer is the most knowledgeable member of the Board regarding risks the Company may be facing and, in his role as Chairman, is able to facilitate the Board’s oversight of such risks.

We believe our current Board leadership structure is optimal for us. Our unified Chairman and Chief Executive Officer position is augmented by our Lead Independent Director and is appropriately balanced by the independence of four of our six director nominees, and our three fully independent Board committees which provide appropriate oversight in the areas described above. At executive sessions of independent directors, these directors speak candidly on any matter of interest, without the Chief Executive Officer or other managers present. We believe this structure provides consistent and effective oversight of our management and the Company.

Director Nominations

The director qualifications developed to date focus on what the Board believes to be essential competencies to effectively serve on the Board. The Nominating Committee may consider the following criteria in recommending candidates for election to the board:

•	experience in corporate governance, such as an officer or former officer of a publicly held company;

•	experience in the Company’s industry;

•	experience as a board member of other publicly held companies; and

•	technical expertise in an area of the Company’s operations.

The Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a Board that can best perpetuate the success of Tessera and represent shareholder interests through the exercise of sound judgment using its diversity of experience.

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board of Directors, the Nominating Committee will consider incumbent Board members and other well-qualified individuals as potential director nominees. The Nominating Committee will determine whether to retain an executive search firm to identify Board candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The Nominating Committee will review each potential candidate. Management may assist the Nominating Committee in the review process at the Nominating Committee’s direction. The Nominating Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee. Our Nominating Committee will consider candidates recommended by our stockholders in accordance with the procedures set forth in the Nominating Committee Charter. Such recommendations must be submitted in writing to the Chairman of the Nominating Committee, c/o the Corporate Secretary, Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134, no later than 120 days prior to the anniversary of the date on which the Company’s proxy statement was mailed or made available to stockholders in connection with the previous year’s annual meeting of stockholders. The recommendations must be accompanied by the following information: the name and address of the nominating stockholder, a representation that the nominating stockholder is a record holder, a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified, information regarding each nominee that would be required to be included in a proxy statement, a description of any arrangements or understandings between the nominating stockholder and the nominee, and the consent of each nominee to serve as a director, if elected. Candidates recommended by the stockholders are evaluated in the same manner as candidates identified by a Nominating Committee member.

Each of the nominees for election as director at the 2011 Annual Meeting is recommended by the Nominating Committee and each nominee is presently a director and, other than Kevin Rivette, stands for re-election by the stockholders. Mr. Rivette was appointed to the Board of Directors in March 2011 to fill a vacancy. He was recommended to the Board of Directors and the Nominating Committee by a non-management director. From time to time, the Company pays fees to third party search firms to assist in identifying and evaluating potential nominees, although no such fees have been paid in connection with nominations to be acted upon at the 2011 Annual Meeting.

Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record both at the time of giving the notice and at the meeting, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination to be made at a special meeting at which the election of directors is a matter specified in the notice of meeting must be delivered to our principal executive offices not earlier than the 120th days prior to and not later than the 90th days prior to such special meeting or, if later, the 10th day following the day on which first public announcement of the date of such special meeting was made. The stockholder’s notice must include the following information for the person making the nomination:

•	name and address;

•	the class and number of shares of the Company owned beneficially or of record;

•

disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price of value of shares of the Company;

•	any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

•	any agreement, arrangement, understanding or relationship, engaged in to mitigate economic risk related to, or the voting power with respect to, shares of the Company;

•	any rights to dividends on the shares that are separate from the underlying shares;

•	any performance related fees that the nominating person is entitled to based on any increase or decrease in the value of any shares of the Company; and

•	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

The stockholder’s notice must also include the following information for each proposed director nominee:

•	description of all direct and indirect financial or other relationships between the nominating person and the nominee during the past three years;

•	the same information as for the nominating person (see above); and

•	all information required to be disclosed in a proxy statement in connection with a contested election of directors.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The chairman of the meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. The nominee must be willing to provide any other information reasonably requested by the Nominating Committee in connection with its evaluation of the nominee’s independence.

Stockholder Communications with the Board of Directors

Stockholders may send correspondence to the Board of Directors, the Lead Independent Director, or any other member of the Board of Directors, c/o the Secretary at our principal executive offices at the address set forth above. The Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. The Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

Director Attendance at Annual Meetings

Directors are encouraged to attend in person the Annual Meeting of Stockholders. All members of the Board of Directors attended our 2010 Annual Meeting.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2010, each of Mr. Boehlke and Dr. Nagel served as members of the Compensation Committee for the entire year, while Mr. Brathwaite served as a member of the Compensation Committee until May 12, 2010 and Mr. Goodrich served as a member of the Compensation Committee starting on May 12, 2010. None of such Compensation Committee members has ever been an officer or employee of the Company or any of its subsidiaries during their appointment. In addition, during the fiscal year ended December 31, 2010, none of our executive officers served as a member of the board of directors or compensation committee of an entity that has one or more executive officers serving as members of our Board of Directors or our Compensation Committee.

Director Compensation

Our directors do not receive Board meeting fees. Each of our non-employee directors receives a $35,000 annual cash retainer. Each of our non-employee directors serving on a Board committee (but who is not the chair of the committee) receives an additional annual cash retainer as follows: $14,000 for Audit Committee members, $7,500 for Compensation Committee members, $5,000 for Nominating Committee members and $5,000 for Strategic Planning Committee members. The chairman of our Audit Committee receives an additional $25,000 annual cash retainer, the chairman of our Compensation Committee receives an additional $15,000 annual cash retainer and the chairman of our Nominating Committee receives an additional $10,000 annual cash retainer. In addition, the Lead Independent Director, if any, receives an additional $17,000 annual cash retainer. We also reimburse our non-employee directors for their travel expenses. Members of the Board who are also our employees do not receive any compensation as directors.

Each of our non-employee directors receives restricted stock and options to purchase shares of our common stock on the terms and conditions set forth in our Fifth Amended and Restated 2003 Equity Incentive Plan. Any non-employee director who is initially elected or appointed to the Board of Directors receives a restricted stock award of 10,000 shares on the date of his or her initial election or appointment to the Board of Directors. In addition, a non-employee director receives a combination of options and/or restricted stock awards on the date of each annual meeting of our stockholders following the director’s initial election or appointment to the Board of Directors, as follows:

•

The number of shares of common stock in the restricted stock award is determined by dividing (1) a dollar value to be paid in the form of restricted stock grants (“Restricted Stock Amount”) by (2) the fair market value per share of our common stock on the date of grant.

•

The number of shares that may be purchased pursuant to the option award is determined by dividing (1) a dollar amount to be paid in the form of option grants (“Option Amount”) by (2) the quotient of (A) the fair market value per share of our common stock on the date of grant divided by (B) two (2).

•

The total of the Restricted Stock Amount plus the Option Amount received by each non-employee director at each annual meeting of stockholders will equal $150,000. The Compensation Committee will determine this allocation between restricted stock and option amounts annually.

Initial restricted stock awards vest over a period of four years, with 25% of the shares subject to the award vesting on the first anniversary of the date of grant and the remainder vesting in 12 equal quarterly installments thereafter. Annual option grants vest in equal monthly installments over a period of one year. Annual restricted stock awards vest in equal quarterly installments over a period of one year. No portion of an option automatically granted to a director is exercisable after the tenth anniversary after the date of option grant. Additionally, an option automatically granted to a director may be exercisable after the termination of the director’s services as described in the option agreement, generally ending three months after such termination.

The table below sets forth the compensation paid to each non-employee member of our Board of Directors during the fiscal year ended December 31, 2010. Mr. Nothhaft, as an employee of the Company, did not receive any compensation for service as a director beyond his regular compensation as an employee of the Company.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Total ($)
Robert J. Boehlke	72,692	—	164,349	237,041
Nicholas E. Brathwaite	55,791	—	164,349	220,140
John B. Goodrich	61,967	—	164,349	226,316
Al S. Joseph, Ph. D. (3)	30,440	—	—	30,440
Bruce M. McWilliams, Ph.D. (4)	30,000	—	164,349	194,349
David C. Nagel, Ph.D.	60,505	—	164,349	224,854
Robert A. Young, Ph.D.	81,280	—	164,349	245,629

(1)	No stock awards were granted to directors in 2010. The aggregate number of outstanding stock awards for each non-employee director at December 31, 2010 was: Messrs. Boehlke, Goodrich, Mr. Joseph and Drs. Nagel and Young: zero; Mr. Brathwaite: 3,125.
(2)

The amounts reflected in this column represent the aggregate grant date fair value for stock options granted to our non-employee directors in 2010, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. In 2010, each non-employee director was granted an option under the 2003 Equity Plan to purchase 15,789 shares. The aggregate number of shares subject to stock options outstanding for each non-employee director at December 31, 2010 was: Mr. Boehlke: 58,602; Mr. Brathwaite: 35,008; Mr. Goodrich: 64,854; Dr. Joseph: 139,219; Dr. McWilliams: 459,175; Dr. Nagel: 88,602; Dr. Young: 68,602. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 23, 2011.

(3)	Dr. Joseph served as a member of the Board until May 12, 2010 and received $14,506 for such service. He served as our Director Emeritus from May 12, 2010 to December 31, 2010 and received $15,934 for such service.
(4)	Dr. McWilliams resigned as a member of the Board of Directors on January 24, 2011.

Required Vote

The six nominees receiving the highest number of affirmative votes of the outstanding shares of common stock present or represented by proxy and entitled to vote, shall be elected as directors to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of each of Robert J. Boehlke, John B. Goodrich, David C. Nagel, Henry R. Nothhaft, Kevin G. Rivette and Robert A. Young.

PROPOSAL 2

RATIFICATION OF AUDITORS

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2011. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting of Stockholders and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

The following is a summary of fees billed by PricewaterhouseCoopers LLP for fiscal years ended December 31, 2010 and 2009:

	2010	2009
Audit fees (1)	$1,020,387	$1,153,471
Audit-related fees (2)	—	—
Tax fees (3)	19,002	63,174
All other fees (4)	—	—

Total	$1,039,389	$1,216,645

(1)	Represents the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports and services in connection with the statutory and regulatory filings or engagements for those fiscal years.
(2)	Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “audit fees.”
(3)	Represents the aggregate fees billed for tax compliance, advice and planning.
(4)	Represents the aggregate fees billed for all products and services provided that are not included under “audit fees,” “audit-related fees” or “tax fees.”

Audit Committee Pre-Approval Policies

Before an Independent Registered Public Accounting Firm is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the Independent Registered Public Accounting Firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the Independent Registered Public Accounting Firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be required if such services fall within available exceptions established by the SEC. All non-audit services provided by PricewaterhouseCoopers LLP during fiscal years 2010 and 2009 were pre-approved by the Audit Committee in accordance with the pre-approval policy described above.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company for its fiscal year ending December 31, 2011.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

This proxy statement includes extensive disclosure regarding the compensation of our named executive officers under the headings “Compensation Discussion and Analysis” and “Compensation of Executive Officers” on pages 23 to 44 below. Section 14A of the Exchange Act, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, requires us to submit to our stockholders a nonbinding advisory resolution to approve the compensation of the named executive officers disclosed in this proxy statement. Accordingly, the Board of Directors has approved the submission of the following resolution to the Company’s stockholders for approval at the 2011 Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the 2011 Proxy Statement pursuant to Item 402 of Regulation S-K, including the disclosure under the headings ‘Compensation Discussion and Analysis’ and ‘Compensation of Executive Officers,’ is hereby approved.”

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain talented executives that will drive the company’s financial and strategic objectives while creating long-term stockholder value. The Company’s executive compensation philosophy is that executive officers’ pay should be closely aligned to both corporate and individual performance. The compensation program is designed to achieve these objectives through a combination of the following types of compensation: base salary, annual cash incentive bonus awards, performance-based equity awards and time-based equity awards. Base salary is intended to provide a baseline level of compensation for our named executive officers. The remaining types of compensation, which in the aggregate represent the majority of our named executive officers’ total compensation, tie compensation directly to the achievement of corporate and individual objectives, increases in our stock price or both.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the compensation of the named executive officers as disclosed in this proxy statement.

The stockholder vote on executive compensation is an advisory vote only, and it is not binding on the Company, the Board of Directors, or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and the Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR the approval of the compensation of the named executive officers as disclosed in this proxy statement.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

Section 14A of the Exchange Act, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, requires us to submit to our stockholders for a nonbinding advisory vote a proposal regarding the frequency of advisory votes on the compensation of the named executive officers, commonly known as “Say-on-Pay” votes. Stockholders may indicate their preference for an annual, biennial (every two year) or triennial (every three years) “Say-on-Pay” advisory vote. Stockholders shall also have the option to abstain from voting on the matter.

The Board of Directors has determined that an advisory stockholder vote on executive compensation every three years is the best approach for Tessera and its stockholders. A triennial vote will provide stockholders with sufficient time to evaluate the effectiveness of Tessera’s short-term and long-term incentive programs, compensation strategies and Company performance. A triennial vote will also provide the Board of Directors and the Compensation Committee with sufficient time to thoughtfully evaluate and respond to stockholder input and effectively implement any desired changes to Tessera’s executive compensation program.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve a frequency for an advisory vote on the compensation of our named executive officers. If none of the frequency alternatives (one year, two years or three years) receives a majority vote, we will consider the frequency that receives the highest number of votes by stockholders to be the frequency that has been selected by our stockholders.

The stockholder vote on the frequency of the “Say-on-Pay” vote is an advisory vote only, and it is not binding on the Company, the Board of Directors, or the Compensation Committee. The Board of Directors will carefully consider the outcome of the vote when making future decisions regarding the frequency of advisory votes on executive compensation. However, because this vote is advisory and not binding, the Board of Directors may decide that it is in the best interests of the Company and its stockholders to hold an advisory vote more or less frequently than the alternative that has been selected by our stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends a vote for THREE YEARS on the proposal regarding the frequency of the stockholder vote to approve the compensation of the named executive officers.

PROPOSAL 5

STOCKHOLDER PROPOSAL REGARDING MAJORITY VOTING IN DIRECTOR ELECTIONS

We have been advised by the Comptroller of the City of New York, located at 1 Centre Street, Room 629, New York, New York 10007, acting as the custodian and a trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Fire Department Pension Fund, and the New York City Police Pension Fund and as custodian of the New York City Board of Education Retirement System (the “Systems”), which beneficially own 48,434 shares of common stock, 66,453 shares of common stock, 10,732 shares of common stock, 28,513 shares of common stock and 2,700 shares of common stock, respectively, that the Systems intend to present the following proposal at our Annual Meeting:

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of Tessera Technologies, Inc. hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement from Stockholder:

In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our company presently uses a plurality standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, companies are increasingly adopting a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of the submission of this proposal, our Company and its board had not taken either action.

We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

BOARD STATEMENT OPPOSING STOCKHOLDER PROPOSAL

The Board of Directors has carefully reviewed and considered this proposal, and believes that the proposal is not in the best interests of our stockholders at this time. The Board recommends that you vote against it.

Currently we use a plurality standard for the election of our directors, which is the standard mechanism for the election of directors under Delaware law. Under the plurality standard, with respect to the number of available board seats, the nominees who receive the greatest number of votes are elected. We feel that a plurality standard for election of directors provides our stockholders with a means to express dissatisfaction with the elected directors, without risking destabilization of the Board. Adoption of this proposal could disrupt orderly function of the Board and increases the possibility of failed elections which would create an additional, and potentially expensive, process of identifying and electing a new director to fill vacant Board positions. Such vacant positions would increase the workload of the remaining directors and potentially disrupt the normal functioning of our Board committees. For instance, if an insufficient number of directors who meet the independence and financial literacy requirements of the NASDAQ Marketplace Rules is elected, we could be incapable of taking important corporate action until the situation is resolved.

The Board has adopted what it considers to be strong director nomination procedures, and as a company we have strong governance standards. Our governance standards are designed to enhance accountability to our stockholders and transparency in Board actions, and we do not believe a majority voting standard would significantly improve our governance practices or lead to improved company performance.

Therefore, after careful consideration, the Board recommends a vote AGAINST this proposal at this time.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the proposal to recommend the adoption of a majority voting standard in uncontested director elections.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote AGAINST the approval of the proposal to recommend the adoption of a majority voting standard in uncontested director elections.

EXECUTIVE OFFICERS

The names of the executive officers of the Company, their ages as of April 13, 2011, and certain other information about them are set forth below (unless set forth elsewhere in this proxy statement).

Name	Age	Position
Henry R. Nothhaft	67	Chairman of the Board, President and Chief Executive Officer
Michael Anthofer	59	Executive Vice President and Chief Financial Officer
Bernard J. Cassidy	56	Executive Vice President, General Counsel and Secretary
Farzan Bob Roohparvar, Ph.D.	55	President, Imaging & Optics
John Keating	55	Senior Vice President, Corporate Development

Henry R. Nothhaft has served as President and Chief Executive Officer since August 2008, Chairman since January 2010 and a member of our Board of Directors since May 2004. Prior to becoming Chairman of the Board, Mr. Nothhaft served as Vice Chairman from April 2008 to August 2008. Mr. Nothhaft is also the author of “Great Again: Revitalizing America’s Entrepreneurial Leadership,” a business policy book published by Harvard Business Review Press. Prior to joining the Company, Mr. Nothhaft served as Chief Executive Officer and Chairman of the Board of Danger Inc., a software company for wireless service providers from October 2002 to April 2008 when it was sold to Microsoft Corporation. From May 2001 to October 2002, he served as President and Chief Executive Officer of Endforce, an IP software company, where he remained non-executive Chairman of the Board from October 2002 to March 2005. Mr. Nothhaft joined Concentric Network Corporation, a recognized market leader in Enterprise Virtual Private Networks, high-speed access and electronic commerce enabled web hosting, as President and Chief Executive Officer in 1995, and became Chairman of the Board in 1998. In June 2000, Concentric merged with Nextlink and became XO Communications, Inc., with Mr. Nothhaft serving as Vice Chairman until April 2001. From 1989 to 1994, Mr. Nothhaft was President and Chief Executive Officer of David Systems, a data networking equipment firm, until it was sold to Chipcom Corporation. From 1983 to 1989, he held various executive positions and served on the Board of Directors of DSC Communications Corporation, a telecommunications company that designs, develops, manufactures and markets digital switching, access, transport and private network system products for the worldwide telecommunications marketplace. From 1979 to 1983, Mr. Nothhaft was Vice President of Marketing and Sales for GTE Telenet Communications Corporation (now Sprint), the first public data network provider in the U.S. He received an M.B.A. in Information Systems Technology from George Washington University and a B.S. with distinction in Politics & Economics from the U.S. Naval Academy, and is a former officer in the U.S. Marine Corps. Mr. Nothhaft has also completed the Stanford Law School’s executive education training on corporate governance and the AEA executive M.B.A. program at Stanford University.

Michael Anthofer has served as our Executive Vice President and Chief Financial Officer since September 2008. From 2003 to September 2008, Mr. Anthofer was Vice President and Chief Financial Officer of Kodiak Networks, Inc., a privately held provider of mobile solutions to wireless providers. From 2001 to 2003, Mr. Anthofer served as Senior Vice President and Chief Financial Officer of Smartpipes, Inc., a maker of network access control software. From 1996 to 2001, Mr. Anthofer was Senior Vice President and Chief Financial Officer of Concentric Network Corp. Prior to Concentric, Mr. Anthofer served as Executive Vice President and Chief Financial Officer of Shared Resources Exchange Inc., a digital switching equipment maker. Earlier, he held several vice president level positions at DSC Communications Corporation, a Fortune 1000 corporation. Mr. Anthofer received an M.B.A. from the University of California, Berkeley, and a B.S. in Business Administration from the University of California, Berkeley.

Bernard J. Cassidy has served as our Executive Vice President, General Counsel and Secretary since November 2009. From November 2008 to November 2009, he served as our Senior Vice President, General Counsel and Secretary. Prior to working at the Company, Mr. Cassidy served as Senior Vice President, General Counsel and Secretary at Tumbleweed Communications Corp., a provider of secure messaging and secure file transfer solutions, where he was responsible for legal, corporate development, and human resources matters. He worked at Tumbleweed from May 1999 to September 2008. Before joining Tumbleweed, Mr. Cassidy was in private practice at Wilson Sonsini Goodrich & Rosati from August 1992 to May 1999, and at Skadden, Arps, Slate Meagher & Flom LLP from September 1989 to July 1992. Mr. Cassidy holds a B.A. in Philosophy from Loyola University, an M.A. in Philosophy from the University of Toronto and a J.D. from Harvard Law School. Mr. Cassidy is a member of the California State Bar.

Farzan Bob Roohparvar, Ph.D. has served as our President, Imaging & Optics since March 2011. From November 2006 to December 2010, Dr. Roohparvar served as President and Chief Executive Officer of FlexPower and President and Chief Executive Officer of Vista Point Technologies, both subsidiaries of Flextronics International Ltd., a provider of electronics design and manufacturing services. At FlexPower and Vista Point Technologies, Dr. Roohparvar oversaw the international development and expansion of design engineering centers for high efficiency and small form factor power supply products and for camera module and display module technology products. Prior to joining Flextronics, starting in 2005 he served as Vice President and General Manager of Broadcom Corp., a semiconductor and information technology company, in which capacity he oversaw the creation of a new power management business unit. He previously held management positions at Fairchild Semiconductor International, Inc. and Xicor, Inc. Dr. Roohparvar is also an associate professor of computer engineering at California State University, East Bay. He received a B.S., an M.S. and a Ph.D. from Iowa State University.

John Keating has served as our Senior Vice President of Corporate Development since June 2008 and served as our Interim Executive Vice President, Imaging & Optics from November 2010 to March 2011. Mr. Keating also served as Interim Chief Financial Officer from September to October in 2008. Prior to his appointment as Senior Vice President, Mr. Keating served as Vice President of Corporate Development from June 2003 to June 2008. Mr. Keating served as the Chief Operating Officer and Vice President, Marketing and Business Development for Santel Networks, Inc. from November 2001 to May 2003 and Interim Chief Financial Officer and Vice President of Business Development at Novera Optics, Inc. from May 2000 to November 2001. Mr. Keating also served in various managerial positions including Vice President at Amoco Technology Company from November 1990 to August 1999, where he managed mergers and acquisitions and corporate ventures. Prior to joining Amoco, he was a founder of Simulaser Corp., a developer of military electro-optical systems. Mr. Keating received an M.B.A. from the University of California, Los Angeles, and a B.A. in Economics from the University of California, Los Angeles. He serves on the education committee of the Silicon Valley Leadership Group.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Tessera’s executive compensation program is designed to attract, motivate and retain talented executives that will drive the Company’s financial and strategic objectives while creating long-term shareholder value. The Company’s executive compensation philosophy is that executive officers’ pay should be closely aligned to both corporate and individual performance.

Our compensation program is designed to achieve these objectives through a combination of the following types of compensation: base salary, annual cash incentive bonus awards, performance-based equity awards and time-based equity awards. Base salary is intended to provide a baseline level of compensation for our named executive officers. The remaining types of compensation, which in the aggregate represent the majority of our named executive officers’ total compensation as shown in our Summary Compensation Table below, tie compensation directly to the achievement of corporate and individual objectives, increases in our stock price or both. Each element of our executive compensation program is discussed in greater detail below.

We believe that the total compensation received by our named executive officers relating to 2010 was appropriate when viewed in light of our corporate achievements during 2010.

2010 — The Year in Review

Tessera’s 2010 results were strong when considered against the backdrop of the challenging economic and consumer environments in which they were accomplished. Our Company’s 2010 accomplishments, guided by our named executive officers, included the following:

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Revenues: Revenues for the year ended December 31, 2010 were $301.4 million, compared to $299.4 for the year ended December 31, 2009 an increase of 1% or $2 million. Included in the 2009 total revenues was $60.6 million of royalties from Amkor Technology, Inc. awarded by an arbitration panel for Amkor’s material breach of its license agreement with Tessera. Excluding this award, revenues for 2010 were up $62.6 million or 26% over 2009. The increase was due to strong royalties reported from our TCC licenses, a $15.0 million payment for past royalties under a litigation settlement with UTAC, and increased demand for our Micro-optics products in the photolithography industry. The revenue performance in 2010 represented a record year for Tessera.

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Net Income: Net income for the year ended December 31, 2010 was $57.3 million, or $1.14 per diluted common share, compared to $69.8 million, or $1.42 per diluted common share for the year ended December 31, 2009. Non-GAAP net income was $91.2 million, or $1.77 per diluted common share, for the year ended December 31, 2010, compared to non-GAAP net income of $101.5 million, or $2.02 per diluted common share, for the year ended December 31, 2009.

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Cash Position: Cash, cash equivalents and investments at December 31, 2010 were $475.0 million, an increase of $71.4 million for the year. Net cash provided by operations in 2010 was $106.1 million. Major uses of non-operating cash in 2010 included $20.1 million of patent acquisitions, $15.0 million of the acquisition of Siimpel Corporation, and $9.8 million of capital equipment purchases.

In line with our executive compensation program’s emphasis on pay for performance, compensation awarded to our named executive officers for 2010 reflected Tessera’s financial results and overall compensation philosophy:

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Base Salary Increases: During 2010, our named executive officers received only modest or no base salary increases, as those base salaries were determined to be competitively positioned already relative to comparable companies and in line with our stated pay positioning philosophy.

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Continued Emphasis on Variable Compensation: In 2010, the Compensation Committee continued its practice of awarding the majority of total direct compensation to named executive officers in the form of variable compensation that is performance-based. Variable compensation is tied to the achievement of performance goals or stock price improvement and includes elements such as annual incentive bonuses, stock options and performance-based restricted stock units, and aligns executive compensation with stockholder interests.

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Annual Management Bonus Plan: As a result of the Company’s strong 2010 performance, our named executive officers received an above-target bonus payout under our annual management bonus plan. Based on the Company’s performance against our corporate financial objectives, with 2010 revenues and non-GAAP pre-tax operating income measures significantly exceeding the target performance goals, and pursuant to the terms of our management bonus plan, each named executive officer achieved an approximately 120% payout with respect to the corporate component of his annual bonus. Overall bonus payments also incorporate an individual performance component, as described in more detail below under “Annual Cash Incentives.”

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Stock Options: In 2010, the Compensation Committee granted annual stock option awards to our named executive officers, the vesting of which is based on continued employment over a four-year period, as a key element of the Company’s long -term incentive program. As stock options provide value only if our stock price increases over time, they provide an incentive to our named executive officers to increase stockholder value over the extended vesting period. For 2010, stock options are intended to comprise approximately 50% of the total equity award opportunity for the named executive officers. Stock option awards will continue to be a portion of long-term equity incentive compensation in 2011.

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Performance-based Restricted Stock Units: In 2010, the Compensation Committee continued its use of performance-based restricted stock units as a significant portion of long-term equity incentive compensation. The Compensation Committee believes that performance restricted stock units are an appropriate equity vehicle for our executives because these awards align executives’ interests with the interests of stockholders by providing value only if pre-established objective performance goals are met and time-based vesting requirements are satisfied. The performance-based restricted stock unit awards are intended to comprise approximately 50% of the total equity award opportunity for the named executive officers for 2010. Performance-based restricted stock unit awards will continue to be a portion of long-term equity incentive compensation in 2011.

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Other Compensation: During 2010, the named executive officers were also eligible to receive other elements of compensation, including health and retirement benefits, as described below under “Other Elements of Compensation and Perquisites.” All of these compensation elements were considered by the Compensation Committee in setting the compensation of our executive officers during 2010. In keeping with the Compensation Committee’s philosophy on these other forms of compensation, these arrangements were limited in scope and conservative in relation to market practices.

Compensation Objectives

Tessera’s Compensation Committee oversees the Company’s executive compensation program. The program is designed to enable Tessera to attract, motivate and retain highly talented executives. The compensation philosophy of the Compensation Committee is that executive officers’ pay should be closely aligned with the performance of Tessera on both a short-term and long-term basis, and that compensation should be linked to specific, measurable results intended to create value for stockholders. The Compensation Committee has established the following set of objectives for Tessera’s executive compensation program:

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Compensation should be market competitive: Our compensation program is designed to provide competitive compensation relative to the relevant labor markets for our executives while maintaining fiscal responsibility for our stockholders, allowing us to attract and retain individuals of appropriate ability and managerial talent;

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Compensation should support our business strategy: Our compensation program is designed to align executive officer compensation with Tessera’s corporate strategies, business objectives and the long-term interests of Tessera’s stockholders by rewarding successful execution of our business plan, with performance goals tied to our business plan;

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Compensation should reward performance: A substantial portion of our executive officers’ total compensation opportunity is variable and dependent upon the achievement of key strategic and financial performance measures on an annual basis by linking incentive award opportunities to the achievement of performance goals in these areas and each executive’s individual performance; and

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Compensation should be aligned with stockholders’ interests: Our compensation program also seeks to reward our executive officers for increasing Tessera’s stock price over the long-term and maximizing stockholder value by providing a portion of total compensation opportunities for our executive officers in the form of direct ownership in Tessera through restricted stock unit awards (contingent upon continued employment and/or achievement of performance criteria) and stock options.

There are three main elements of total compensation for the named executive officers: (1) base salary, (2) annual cash incentive bonus and (3) long-term equity incentive awards in the form of performance-based restricted stock unit awards and stock options. The named executive officers are also eligible for other elements of compensation, including health and retirement benefits. All of these elements are considered by the Compensation Committee in setting the terms of executive compensation. We also provide certain executives with severance and change in control arrangements.

We believe that executive compensation should be structured to ensure that a significant portion of our named executive officers’ potential compensation is directly tied to Tessera stock performance and other strategic and financial factors that directly and indirectly influence stockholder value. Accordingly, Tessera sets goals designed to link a substantial portion of each named executive officer’s compensation to Tessera’s overall performance and their own individual performance within Tessera. Tessera provides a base salary to our executive officers, which is typically less than 50% of total compensation opportunities, consistent with our performance-based philosophy. The remainder of our executive officers’ total compensation is composed of incentive-based compensation. The incentive-based compensation programs include annual and long-term awards based on the financial performance of Tessera relative to plan, achievement of corporate and individual objectives and increases in share price. The Compensation Committee allocates total compensation between cash and equity compensation based on a number of objective and subjective factors, including competitive practices among the comparable companies (discussed below), the role and responsibilities of the individual executive, and the nature of the behaviors the incentives are intended to motivate.

Role of the Compensation Committee and Executive Officers in Setting Compensation

The Compensation Committee has the primary authority to approve the compensation provided to Tessera’s executive officers. Consistent with prior years, for 2010, an independent compensation consulting firm, Compensia, Inc. (“Compensia”), was retained by the Compensation Committee to assist it in the determination of the key elements of the compensation programs. Compensia reports to and is accountable to the Compensation Committee, and may not conduct any other work for Tessera without the authorization of the Compensation Committee. Compensia did not provide any services to Tessera in 2010 beyond its engagement as an advisor to the Compensation Committee on executive compensation matters.

In 2010, Compensia provided advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers in similar organizations. Compensia also advised on, among other things, structuring Tessera’s various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to Tessera’s executive officers.

To aid the Compensation Committee in making its compensation determinations, the Chairman and Chief Executive Officer (“CEO”) and Senior Vice President and Chief Administration Officer (“CAO”) provide recommendations annually to the Compensation Committee regarding the compensation of all executive officers, excluding themselves. Each named executive officer other than our CEO, in turn, participates in an annual performance review with the CEO to provide input about their contributions to Tessera’s success for the period being assessed. The Compensation Committee gathers data on the CEO’s performance through several channels, including qualitative and quantitative assessments of the Company’s performance, discussions with other members of the management team and discussions with other members of the Board of Directors. Each Compensation Committee meeting includes an executive session without members of management present.

Corporate and individual performance goals are generally established at the beginning of the year. The Company’s annual financial plan is formulated by our executive management team and is submitted for review and approval by our Board of Directors. The CEO, the Chief Financial Officer (“CFO”) and the CAO then typically recommend a subset of these goals to the Compensation Committee as the corporate performance goals underlying our annual cash incentive bonus plan and our performance-based restricted stock unit awards for our named executive officers. We believe that the achievement of these performance goals is on the successful efforts and contributions of our named executive officers and the attainment of their individual performance goals. As described below, our Compensation Committee retains the authority under our bonus plan to authorize bonus payments to named executive officers that are less than the bonus payments that would otherwise be awarded based on our achievement of the performance goals established for our bonus plan. Our Compensation Committee may also grant discretionary bonuses to our named executive officers.

In the beginning of each year, our executive officers work with our CEO to establish their individual performance goals for the year, based on their respective roles within the Company. For example, individual performance goals established for our named executive officers for 2010 included, among others, the financial performance of an executive’s area of responsibility, strategic objectives derived from our strategic plan and interdepartmental goals critical to the ongoing success of the business. These individual performance goals in many instances comprise the basis upon which we seek to achieve our broader corporate financial and operating goals for the year. These individual goals are typically designed to support certain aspects of the corporate objectives to ensure consistency in effort, direction and strategy.

Setting Executive Compensation

Tessera reviews competitive compensation practices and the financial performance of comparable companies annually. This analysis provides the necessary background to the Compensation Committee to ensure that compensation opportunities for executives are competitive with compensation practices among comparable companies and that actual compensation paid to executives is appropriately aligned with Tessera’s performance in the past year.

Each year Compensia works with the Compensation Committee to confirm one or more peer groups of companies to be used in the competitive assessment. For 2010, one peer group was developed consisting of technology companies with comparable revenue, profitability, market capitalization and geographic location. The use of this peer group of a broad range of technology companies reflects the ongoing evolution of our businesses beyond the semiconductor industry. The peer group was not selected on the basis of executive compensation levels. The peer group was finalized in May 2010. The specific attributes used to develop the peer group included:

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Industry: As noted above, we used a broad class of technology companies to develop the 2010 peer group, including companies focused on semiconductor, computer software, computer hardware and telecommunications service/network equipment.

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Revenue: We considered the revenue of the peer companies and generally selected peer companies with last fiscal year revenue in a range of $75 million to $1.5 billion. We do not base our peer company selection solely on revenue because we feel that with our greater profitability, due to our business model of licensing technology, revenue alone is not appropriate for determining comparable companies.

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Profitability (operating income and net income): We included companies that generally had a track record of profitability, to align with our profitability profile and the differences in our business model as a technology licensing company.

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Market Capitalization: We look at market capitalization to reflect the differences in our business model as a technology licensing company, which we feel would not be accurately reflected if we selected peer companies based solely on annual revenue. We selected companies with a market capitalization at the time of our analysis that was generally within a range of one-third to three times our market capitalization.

•	Geographic Location: We included U.S. based companies, with an emphasis on firms headquartered in the San Francisco Bay Area.

The peer group for 2010 (which is different from the peer group index utilized in the performance graph included in our annual report on Form 10-K) was comprised of the following companies:

•      Advent Software, Inc.

•      ArcSight, Inc.

•      Ariba, Inc.

•      Blue Coat Systems, Inc.

•      CyberSource Corporation

•      Cymer, Inc.

•      Emulex Corporation

•      iGATE Corporation

•      j2 Global Communications, Inc.

•      Micrel Inc.

•      Monolithic Power Systems, Inc.

•      OSI Systems, Inc.

•      Plantronics, Inc.

•      PMC-Sierra, Inc.

•      Power Integrations, Inc.

•      Riverbed Technology, Inc.

•      SMART Modular Technologies, Inc.

•      SonicWALL, Inc.

•      STEC, Inc.

•      Super Micro Computer, Inc.

•      Synaptics Incorporated

•      Taleo Corporation

•      ValueClick, Inc.

Each year, Compensia surveys the compensation practices of the peer group to assess the competitiveness of Tessera’s compensation programs. Although we maintain the peer group for executive compensation purposes, the peer group compensation data is limited to publicly available information and therefore does not necessarily provide comparisons for all officers by position as is offered by more comprehensive survey data, which has the advantage of including data on executive positions beyond what is available in public filings. In light of this, during 2010, the Compensation Committee also reviewed data from the Radford Executive Survey, which consists of 594 companies throughout the United States primarily from technology industries. We look at multiple cuts of data from the surveys, including national data across industries, Bay Area data across industries and specific industry cuts, and within those industry and geographic groups we align revenues to be consistent with the peer group. With respect to the survey data presented to the Compensation Committee, the identities of the individual companies included in the survey were not provided to the Compensation Committee, and the Compensation Committee did not refer to individual compensation information for such companies.

We believe that by utilizing both publicly available peer group data and the survey data from the published surveys in which Tessera participates, we are able to develop the best set of competitive data for use in making compensation decisions. Note that throughout this document, any reference to pay positioning refers to an approximate average of the peer group and the Radford Executive Survey data sets unless specifically stated otherwise. The compensation review process also evaluates the financial performance of Tessera relative to the peer companies to provide the Compensation Committee with a gauge of Tessera’s comparative performance within its peer group. The financial performance analysis is based on GAAP results for revenue, operating income, net income and stock price performance.

Based on the objectives outlined above, the Compensation Committee strives to set target opportunity compensation levels to be competitive with the market that Tessera competes in for executive talent. Tessera does not, however, guarantee that any executive will receive a specific market-derived compensation level. Actual compensation may be above or below targets based on both the performance of the Company and of the individual. Executives may realize compensation above target levels based on achieving outstanding results. The Compensation Committee does intend, however, for the compensation program overall to be aligned with the following philosophical positioning:

•	Base Salary: A named executive officer’s annual base salary is intended to be generally aligned with competitive practices between 25th and 75th percentile levels.

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Annual Cash Incentive Bonus Opportunities: A named executive officer’s annual cash incentive bonus target opportunity is intended to be generally aligned with competitive practices in the 50th to 75th percentile range for on-target performance. Participants may receive a smaller award (or no award) if Tessera does not achieve all performance targets and a larger award (up to two times the target amount) if Tessera exceeds target.

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Long-Term Equity Incentives: A named executive officer’s total annual equity incentive opportunities (a combination of performance-based restricted stock unit awards and stock options) are intended to be generally aligned with 50th to 75th percentile of competitive practices.

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Performance-based restricted stock unit awards will have value based on the share price and achievement of corporate performance goals over multi-year periods. The achievement of performance goals is tied to the vesting of the performance shares, which can range from zero, if goals are not met, to a maximum of 100% of the units granted, if goals are met or exceeded. The actual award value may therefore fall to as low as zero in the event of poor performance and the value may rise (share price is uncapped, subject to the maximum number of shares subject to the award) in the event of superior performance.

•	Stock Option awards are made based on an assessment of individual and company performance, and value (if any) will ultimately depend upon the increase in stock price.

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Other Compensation: The named executive officers also are eligible to receive other elements of compensation, including health and retirement benefits, as described below under “Other Elements of Compensation and Perquisites.” All of these compensation elements are considered by the Compensation Committee in setting the compensation of our executive officers. To the extent that Tessera provides named executive officers with any perquisites or benefits beyond those provided to all other U.S. based employees, such arrangements will be limited in scope and conservative in relation to market practices. We have also entered into severance and change in control severance agreements with the named executive officers. These agreements are described below under “Severance and Change in Control Agreements.”

Based on the competitive assessment conducted at the request of the Compensation Committee, Tessera believes that its executive compensation programs for 2010 were generally aligned with the philosophical positioning outlined above, as more specifically described below.

The compensation levels of the named executive officers reflect to a significant degree their varying roles and responsibilities. Mr. Nothhaft, in his role as the Chairman, Chief Executive Officer and President, had the greatest level of responsibility among our named executive officers and, therefore, received the highest level of pay. This is also consistent with competitive practices among our peer group companies.

Base Salary

The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience, prior salary and competitive salary information. As discussed above, in determining whether to make adjustments to base salaries for our executive officers, the Compensation Committee reviews information regarding compensation paid to individuals holding comparable positions at our peer group companies as well as the relevant market data from the most recent Radford Executive survey. In addition, each year, the Compensation Committee determines whether to approve merit increases to our executive officers’ base salaries based upon the Company’s performance, their individual performance, changes in duties and responsibilities and the recommendations of our CEO and CAO (except for purposes of determining their own salaries). No formulaic base salary increases are provided to the named executive officers.

In November 2010, the Compensation Committee approved the 2011 annual base salary levels for the named executive officers, which were effective on January 1, 2011. Such base salary levels are as follows: Mr. Nothhaft, $528,000; Mr. Anthofer, $329,600; Mr. Bereziuk, $330,000; Mr. Cassidy, $315,000; and Mr. Keating, $298,700. The adjustments to salary represented increases of 0%, 3.0%, 0%, 1.6% and 3.0% respectively. The increases to the base salaries for Messrs. Anthofer, Cassidy and Keating represented modest merit increases that were consistent with the merit increases awarded to other employees of the Company generally. The Compensation Committee awarded a slightly smaller adjustment to Mr. Cassidy’s base salary as he received a large adjustment to his base salary in November 2009 when the Compensation Committee set 2010 salaries in light of his promotion to Executive Vice President and General Counsel at that time. Mr. Nothhaft’s salary was not changed from the 2010 level because it was determined to be competitively positioned as well as appropriate relative to the salaries of other Tessera executives. Mr. Bereziuk resigned as our Executive Vice President, Imaging & Optics in November 2010 and therefore did not receive a salary adjustment.

In addition, in November 2010, following Mr. Bereziuk’s resignation, Mr. Keating agreed to serve as our interim Executive Vice President, Imaging & Optics while we search for a successor for Mr. Bereziuk, in addition to his existing duties as our senior vice president of corporate development. Due to these increased responsibilities, we agreed to pay Mr. Keating an additional monthly stipend of $8,000 for so long as he is serving in both roles.

When benchmarked against competitive practices, and reflecting the job responsibilities as of the end of 2010, the base salaries of our executive officers were as follows: Mr. Nothhaft’s base salary approximated the 60th percentile; Mr. Anthofer’s approximated the 60th percentile; Mr. Bereziuk approximated the 60th percentile; Mr. Cassidy approximated the 75th percentile; and Mr. Keating approximated the 75th percentile. Given natural variations in market competitive pay levels as well as individual and business considerations, we believe the current executive salaries are well aligned with our philosophical positioning described above.

Annual Cash Incentives

Our named executive officers are eligible to receive an annual cash incentive bonus under our 2007 Performance Bonus Plan for Executive Officers and Key Employees, also known as the Management Bonus Plan.

Annual Cash Incentive Bonus Targets

At the beginning of each year, the Compensation Committee approves minimum, target and maximum bonus opportunities for each named executive officer. Under this program in 2010, the minimum, target and maximum award opportunities were determined as a percentage of base salary:

Position	Minimum	Target	Maximum
Chief Executive Officer	0%	100%	200%
Executive Vice President	0%	60%	120%
Senior Vice President	0%	50%	100%

These target bonus levels were set following consultation with Compensia and are intended to be generally aligned with median competitive practices of our peer group of companies for on-target performance.

Participants may receive a smaller award (or no award) if Tessera does not achieve a target level of performance and a larger award (capped at a level that approximates the 75th percentile of the peer group’s maximum bonus potential) if Tessera exceeds the target level of performance. Payments of above-target bonuses may be made only if Tessera exceeds its corporate financial objectives.

Performance Goals

Bonuses paid to our executive officers under our Management Bonus Plan are based on Tessera’s achievement of certain predetermined corporate performance goals which are established at the beginning of each year and upon an evaluation of the individual officer’s performance for the year. Fifty percent of the executive’s annual bonus is based on the corporate goals and the remaining 50% is based on his performance against his individual goals. The only exception to this is the Chief Executive Officer, for whom 50% of his annual bonus is based on the average of the individual achievement percentages of the other executive officers.

In determining the compensation awarded to each executive officer based on performance, Tessera evaluates company and individual performance in a number of areas. Both the corporate goals and the individual goals assigned to each executive officer are intended to reward performance that is specifically tied to the executive’s contribution in helping the Company reach or potentially exceed the business plans in the current and future periods. These objectives are designed to be challenging and difficult but not impossible to attain.

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Achievement of the threshold performance metric. In order to ensure that the annual bonus awards under the Management Bonus Plan will qualify as performance-based compensation under Section 162(m) of the Code, which requires that the awards be subject to a pre-established and objective performance objective, the Compensation Committee has set threshold operating income requirements that must be met before any annual bonus will be paid under the Management Bonus Plan. In order for any annual bonus to be paid under the Management Bonus Plan in a given year, Tessera must produce non-negative non-GAAP pre-tax operating income for that year. In the event the threshold performance level is exceeded but applicable corporate and individual target levels are not achieved, the executive officers will earn smaller awards.

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Achievement of annual corporate performance objectives. At the beginning of each fiscal year, the Compensation Committee sets corporate performance goals applicable to the annual bonuses for that year. The corporate performance goals will generally be a combination of financial and strategic objectives that are supportive of Tessera’s strategic plan. For 2010, the amounts payable for corporate performance under Tessera’s annual incentive plan were determined based upon Tessera’s actual performance measured against the following performance criteria:

Performance Criteria	Relative Weight
Revenue 2010 Goal: $281.4 million	25%
Non-GAAP Pre-tax Operating Income 2010 Goal: $67.6 million	25%
Strategic Goals	50%

Strategic Corporate Objectives

Our strategic corporate objectives consisted of three areas: (i) strategic goals related to our micro-electronics business, (ii) strategic goals related to our imaging and optics business and (iii) corporate development goals for the Company. The strategic goals for our micro-electronics business focused on the successful renewal of certain licenses and the acquisition and/or development of our intellectual property portfolio to facilitate renewals going forward. The strategic goals for our imaging and optics business focused on obtaining new licenses or customer engagements for our embedded image enhancement and optical image enhancement technologies, achieving certain revenue levels from royalties for our current licenses, and meeting certain revenue levels for our product revenues from our Micro-optics products. Finally, our corporate development strategic goals focused on the further development of the silent air cooling business, the consummation of one or more acquisitions and the development of a strategic plan for expansion into China.

Achievement of individual performance objectives. In addition, each executive’s performance is also measured against individual objectives that support the overall corporate objectives. Individual performance goals established among our named executive officers in 2010 were primarily subjective strategic objectives for which the executive has direct responsibility and interdepartmental goals critical to the success of the business. These individual performance goals in many instances comprise the basis upon which we seek to achieve our broader corporate financial and operating goals for the year. The 2010 individual performance objectives were designed to support Tessera’s strategic business plan to be achievable, but to require a substantial effort and initiative on the part of the named executive officers. These individual objectives are used by our CEO as a guide to review each named executive officer’s performance and make an assessment, and recommendation to the Compensation Committee, of such officer’s achievement for the year. The final determination of each officer’s individual performance bonus component is made in the discretion of the Compensation Committee based on this input from the CEO and the Compensation Committee’s overall subjective assessment of individual performance.

Multiplier. To the extent Tessera’s actual achievement as compared to the financial objectives exceeds target levels, the Management Bonus Plan contemplates that a multiplier will be applied to both the corporate and individual performance components. The multiplier will generally be the percentage by which the combined revenue and non-GAAP pre-tax operating income performance exceeding the target levels, subject to the Compensation Committee’s negative discretion to reduce the multiplier.

Incentive amounts to be paid under the Management Bonus Plan may be adjusted by the Compensation Committee to account for unusual events such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of company performance. The Compensation Committee also has the right to exercise its discretion to reduce any bonus payment.

2010 Annual Cash Incentive Bonuses

The Compensation Committee reviews and approves the achievement level and incentive payment for each named executive officer under the Management Bonus Plan.

For 2010, the Compensation Committee determined the portion of each named executive officer’s bonus related to corporate performance relative to the goals described above and determined that the total corporate achievement level was 79.3%. This achievement percentage was determined by adding Tessera’s achievement with respect to the two financial objectives and the strategic objectives according to the weights discussed above. Tessera received full credit for the two financial objectives, as the Company’s financial performance exceeded the targeted levels. With respect to the strategic objectives, the Compensation Committee determined that an achievement level of 29.3% out of the 50% possible was appropriate – while the Company achieved substantially all of the Micro-electronics objectives other than the successful renewal of certain licenses, the Company did not achieve most of the imaging and optics business objectives to the satisfaction of the Compensation Committee.

The Compensation Committee also approved the portion of each named executive officer’s bonus related to individual performance. As discussed above, Our Chief Executive Officer reviewed each named executive officer’s performance relative to his individual internal annual goals and made an initial assessment of such officer’s achievement level as a starting point for the Compensation Committee’s assessment. The Compensation Committee then reviewed the Chief Executive Officer’s assessments and made adjustments to the individual achievement levels as it deemed appropriate based on its subjective assessment of each individual officer’s performance during 2010. The individual component of Mr. Nothhaft’s bonus was then calculated based on an average of the individual performance achievement levels of the other executive officers.

A multiplier of 150.8% which was applied to both the corporate and individual performance components and which was earned according to the plan formula based on the combined revenue and non-GAAP pre-tax operating income performance exceeding the target levels.

The achievement levels and incentive payments approved by the Compensation Committee for the named executive officers for 2010 are summarized in the table below:

Name	Corporate Achievement Level (50%)	Individual Achievement Level (50%)	Bonus Multiplier	Actual 2010 Bonus
Henry R. Nothhaft	79.3%	80.19%	1.508	$634,967
Michael Anthofer	79.3%	91.50%	1.508	$247,264
Bernard J. Cassidy	79.3%	92.00%	1.508	$240,238
John Keating	79.3%	75.00%	1.508	$168,696
Michael Bereziuk	79.3%	38.00%	1.508	$175,120

Actual bonus payments are based strictly on the achievement of corporate and individual performance objectives as defined at the beginning of the year. Actual bonus payments are not determined by or benchmarked against competitive levels (it should be noted that, as a practical matter, competitive data on bonus payments for a given year are generally not available when bonuses are being determined).

Equity Incentive Awards

2010 Equity Incentive Program

Tessera’s equity award program is intended to provide executives with opportunities to participate in the appreciation of Tessera’s share price and to create unvested equity award value that will provide a financial incentive for executives to remain with and work for the continued success of the organization. Tessera’s 2010 equity incentive program was comprised of two equity award vehicles:

•

Stock Option Awards: Stock options form the basis of Tessera’s long-term incentive program. Stock options align the interests of management and shareholders by rewarding increases in shareholder value.

•

Time and Performance-Based Restricted Stock Unit Awards: Performance-based restricted stock unit awards allow key executives to earn full value shares of stock provided the Company achieves its annual performance goals.

In 2010, the named executive officers received stock options and performance-based restricted stock unit awards only. Tessera conducts an annual focal equity grant for employees, including the named executive officers.

Stock Option Awards

Tessera typically awards stock option grants to executives upon hire and as part of the annual equity award program. Stock option grant guidelines are developed reflecting competitive market practices and the desired mix of long-term incentives between stock options and restricted stock awards.

Stock options granted under the various stock plans generally have a four-year vesting schedule in order to provide an incentive for continued employment and generally expire ten years from the date of the grant, subject to earlier termination in the event of termination of employment. This provides a reasonable time frame in which to align the executive officer with the price appreciation of Tessera’s shares. The exercise price of options granted under the stock plans is 100% of the fair market value of the underlying stock on the date of grant. Under the Tessera Technologies, Inc. 2003 Equity Incentive Plan, or the 2003 Equity Plan, the fair market value of Tessera’s common stock is equal to the last closing sales price per share on the Nasdaq Global Select Market on the date of grant.

In August 2010, stock option awards ranging from 10,000 to 90,000 were awarded to the named executive officers as part of the annual focal award, as disclosed below under “Grants of Plan-Based Awards.” The Compensation Committee considered the pre-established stock option guidelines, the performance and expected contributions of the executive, the executives’ unvested equity holdings and input from the Chief Executive Officer (except with regard to his own compensation) and other members of the Board of Directors in determining individual executive awards.

Time-Based Restricted Stock Unit Awards

As discussed above, we have historically awarded time-based restricted stock unit awards to selected new hires and limited numbers of other employees as part of the annual award program. The Compensation Committee believes that restricted stock unit awards are an effective tool for adding an immediate financial incentive to remain with and work for Tessera that will mitigate potential attempts by labor market competitors to recruit critical employees. However, purely time-based restricted stock unit awards are granted to executive officers only in connection with their commencement of employment and none of such awards were granted to the named executive officers during 2010.

Time-based restricted stock unit awards generally have a four-year vesting schedule in order to provide an incentive for continued employment.

Time and Performance-Based Restricted Stock Unit Awards

In the fall of 2006, the Compensation Committee decided to enhance the stock awards granted to employees by adding performance requirements to the vesting criteria. The objective of these awards is to:

•	Increase the unvested equity award value for participants in order to add an immediate financial incentive to remain with Tessera;

•	Ensure that equity awards granted to executives are deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, to the maximum extent possible; and

•	Provide a mechanism to reflect the success of the Company in meeting key performance objectives.

To create a stock award that meets all three criteria, the Compensation Committee developed a stock award which will vest up to 25% after each of the four full fiscal years following the grant date of the award. Each 25% tranche of the award vests subject to the achievement of three criteria:

•

Continued employment. Continued employment through the date the performance results for the relevant fiscal year are certified by the Compensation Committee (no later than 90 days following the end of the year for which performance is being measured).

•

Achievement of the threshold performance metric. In order to ensure that the awards will qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee has set threshold operating income requirements that must be met before any tranche of the award will vest. In order for any shares to vest in a given performance period, Tessera must produce non-negative non-GAAP pre-tax operating income for that performance period. If the threshold level is achieved, the Committee determines the actual vesting percentage based on the achievement of the corporate financial goals (described below) set at the beginning of the year. This achievement level is included to ensure that these awards constitute performance-based compensation for purposes of Section 162(m) of the Code, which requires that the awards be subject to a pre-established and objective performance objective. It is anticipated that the annual performance goals described below will be more difficult to achieve.

•

Achievement of the annual performance objectives. At the beginning of each fiscal year, the Compensation Committee sets performance goals applicable to the tranche of the performance-based restricted stock award scheduled to vest that given year. The performance goals will generally be a combination of financial objectives that are supportive of Tessera’s strategic plan. For 2010 awards, the annual performance objectives are the same as the corporate financial objectives under the Management Bonus Plan and have the same weightings. Provided that the threshold performance metric was satisfied, between 0% and 100% of each tranche will vest based on the achievement against these objectives, which achievement is determined on the same basis as achievement for purposes of the Management Bonus Plan. The performance-based vesting is subject to a threshold level of operating income performance in each year. For 2010, the goals were the same as the corporate financial objectives in the annual bonus program; therefore, the vesting percentage was determined to be 100%.

During 2010, as part of the annual focal process for equity awards, performance-based restricted stock unit awards of 15,000 to 50,000 were awarded to our named executive officers based on the same criteria discussed above in conjunction with the stock option awards, and as disclosed below under “Grants of Plan-Based Awards.” The performance-based restricted stock unit awards are intended to comprise approximately 50% of the total equity award opportunity for the named executive officers for 2010 and will vest based upon achievement relative to performance objectives set by the Compensation Committee at the beginning of each of the four subsequent fiscal years. The grants differed based on the position responsibilities of each executive and where they stood in performance and current holdings.

Overall, equity awards made during the year fell between the market 50th and 75th percentile based on the grant date value of the awards. However, this value does not explicitly consider the risk associated with the additional performance requirements that determine vesting of the performance-based restricted shares. The Committee believes that considering the additional performance requirements on the vesting of the performance-based restricted shares, the awards are comparable to market 50th percentile award levels.

Severance and Change in Control Agreements

We have entered into change in control severance agreements and severance agreements with certain of our executive officers to provide severance and/or change in control benefits. The Compensation Committee believes these types of agreements are essential in order to attract and retain qualified executives and promote stability and continuity in our senior management team. We believe that the stability and continuity provided by these agreements are in the best interests of our stockholders. For details, see “Severance and Change in Control Arrangements” below.

401(k) Plan

Tessera has a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) to cover eligible employees of Tessera and any designated affiliate in the United States. The 401(k) Plan permits eligible employees of Tessera to defer up to the maximum dollar amount allowed by law. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. Tessera currently makes discretionary matching contributions to the 401(k) Plan in an amount equal to fifty percent of deferrals up to a maximum of three percent of the participant’s annual base pay and subject to certain other limits. Employer contributions to the Plan are vested as follows: 25% after one year of service, 50% after two years of service, 75% after three years of service and 100% after four years of service. Employees of Tessera who are 21 years of age or older are eligible to participate in the 401(k) Plan as of the date of hire.

The Company does not maintain any other defined benefit, defined contribution or deferred compensation plans for its employees.

Other Elements of Compensation and Perquisites

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers. In addition, Tessera provides certain highly-compensated employees, including our named executive officers, with supplemental long-term disability coverage. For purposes of eligibility for this coverage, highly-compensated employees are defined as those employees whose monthly income is higher than $13,333, or $160,000 per year. The named executive officers are eligible to participate in this program along with other eligible employees. Other than as described in this section, we do not provide any special perquisites or health or welfare benefits to our named executive officers that are not available to all of our employees.

Other Compensation Policies

We do not have stock ownership requirements and currently do not have any policy for recovering awards or payments in the event of a financial restatement or other situations.

Tessera’s insider trading policy prohibits directors, officers, employees and all persons living in their households from trading any type of security, whether issued by Tessera or other companies with which Tessera does business, while aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Additionally, Tessera restricts trading by its directors and officers, as well as other categories of employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, to quarterly trading windows that begin one full trading day following the public disclosure of Tessera’s quarterly or annual financial results and that ends at 5:00 pm Eastern Time on the first day of the last month in each fiscal quarter. Furthermore, the insider trading policy requires that certain specified individuals meet with representatives of Tessera’s legal department to confirm that they are not in possession of material non-public information prior to trading any Tessera security during open window periods.

Tax and Accounting Treatment of Elements of Executive Compensation

Tessera aims to compensate the named executive officers in a manner that is tax effective for Tessera without sacrificing the effectiveness of the incentive programs being offered to executives. In practice, all of the annual cash compensation delivered by Tessera to date has been tax-deductible under Section 162(m) of the Internal Revenue Code, as amended. Section 162(m) of the Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to its chief executive officer and its four most highly compensated executive officers. Performance-based compensation tied to the attainment of specific goals is excluded from the limitation. In early 2007, the Compensation Committee evaluated whether Tessera should take action with respect to the tax deductibility of Tessera’s executive compensation under Section 162(m), and generally concluded that it would be advisable for the Company to undertake the necessary steps to cause the Company’s performance-based cash bonus payments to executive officers to qualify as potential performance-based compensation plans under Section 162(m). Stockholders approved the Management Bonus Plan at our 2007 Annual Meeting of Stockholders, and the Board of Directors intends to generally administer such plan in the manner required to make future payments under the Management Bonus Plan that constitute qualified performance-based compensation under Section 162(m). In addition, the Compensation Committee has taken steps to ensure that certain equity-based compensation to Tessera’s named executive officers constitutes qualified performance-based compensation under Section 162(m). The Board of Directors, however, retains the discretion to pay discretionary bonuses or other types of compensation outside of the plans which may or may not be tax deductible.

We account for stock-based awards to our employees under the rules of FASB ASC Topic 718, which requires us to record the compensation expense over the service period of the award. Accounting rules also requires us to record cash compensation as an expense at the time the obligation is accrued.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below sets forth, for the fiscal years ended December 31, 2010, 2009 and 2008, the salary and bonus earned by and other compensation paid to our principal executive officer and our principal financial officer during the fiscal year ended December 31, 2010 and each of our other executive officers who were serving in such capacities as of December 31, 2010 and a third individual who would have been included among this group but for the fact he was not serving as an executive officer as of December 31, 2010. These five officers are referred to as the named executive officers in this proxy statement.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Henry R. Nothhaft	2010	527,031		—		801,000	788,319	634,967	5,304	(3)	2,756,621
Chairman of the Board, President and Chief Executive Officer	2009	499,654		—		1,177,200	1,288,179	610,840	5,500	(4)	3,581,373
	2008	183,219	(5)	—		1,153,008	3,724,683	152,373	72	(6)	5,213,355

Michael Anthofer	2010	319,308		—		240,300	218,978	247,264	17,203	(7)	1,043,053
Executive Vice President and Chief Financial Officer	2009	299,693		—		392,400	357,828	225,900	11,612	(8)	1,287,433
	2008	66,923	(9)	—		372,725	1,222,620	41,096	2,423	(10)	1,705,787

Bernard J. Cassidy	2010	308,789		—		240,300	218,978	240,238	11,730	(12)	1,020,035
Executive Vice President and General Counsel (11)	2009	275,000		—		392,400	343,514	172,563	9,728	(13)	1,193,205

John Keating	2010	289,481		8,000	(15)	240,300	175,182	168,696	11,291	(16)	892,950
Interim Executive Vice President, Imaging and Optics and Senior Vice President, Corporate Development (14)

Michael Berezuik	2010	330,000		—		360,450	87,591	175,120	11,871	(18)	965,032
Former Executive Vice President, Imaging and Optics (17)	2009	330,000		—		392,400	500,959	211,217	9,633	(19)	1,444,209
	2008	329,308		—		355,482	1,189,278	141,570	9,227	(20)	2,024,865

(1)	The amounts in this column reflect the aggregate grant date fair value of stock awards granted in the fiscal year, as determined in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The values do not reflect whether the recipient has actually realized a financial benefit from these awards and has been computed based upon the probable outcome of the performance conditions as of the grant date. The probable outcome has been determined to be the potential maximum value of the awards. The assumptions used to calculate the fair value of awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 23, 2011.
(2)	The amounts in this column reflect the aggregate grant date fair value of option awards granted in the fiscal year, as determined in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The values do not reflect whether the recipient has actually realized a financial benefit from these option awards. The assumptions used to calculate the fair value of awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 23, 2011.
(3)	Consists of $5,145 in 401(k) matching contributions by the Company for the benefit of Mr. Nothhaft and $159 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Nothhaft.
(4)	Consists of $5,500 in 401(k) matching contributions by the Company for the benefit of Mr. Nothhaft.
(5)	Mr. Nothhaft joined the Company as an employee and began serving as our Vice Chairman on April 25, 2008 until August 5, 2008 when he became our President and Chief Executive Officer. This amount represents his base salary of $3,000 per month for the period from April 25, 2008 through August 5, 2008 for serving as our Vice Chairman and a prorated portion of his annual base salary, which was $455,000 for the period from August 5, 2008 through December 31, 2008 as our President and Chief Executive Officer.
(6)	Represents life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Nothhaft.
(7)	Consists of $7,130 in 401(k) matching contributions by the Company for the benefit of Mr. Anthofer and $10,073 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Anthofer.
(8)	Consists of $7,350 in 401(k) matching contributions by the Company for the benefit of Mr. Anthofer and $4,262 in life insurance and long-term disability premiums paid by the Company for the benefit of Mr. Anthofer.
(9)	Mr. Anthofer joined the Company on September 29, 2008 as our Executive Vice President and Chief Financial Officer. This amount represents a prorated portion of his annual base salary, which was $290,000.
(10)	Consists of $2,008 in 401(k) matching contributions and $415 in life insurance and long-term disability premiums, paid by the Company for the benefit of Mr. Anthofer.

(11)	Mr. Cassidy became a named executive officer in 2009.
(12)	Consists of $6,402 in 401(k) matching contributions and $5,328 in life insurance and long-term disability premiums, paid by the Company for the benefit of Mr. Cassidy.
(13)	Consists of $5,712 in 401(k) matching contributions and $4,016 in life insurance and long-term disability premiums, paid by the Company for the benefit of Mr. Cassidy.
(14)	Mr. Keating served as our Interim Executive Vice President, Imaging & Optics starting in November 2010.
(15)	Represents a monthly stipend paid to Mr. Keating for serving as the Interim Executive Vice President, Imaging & Optics and Senior Vice President, Corporate Development in December 2010.
(16)	Consists of $7,350 in 401(k) matching contributions and $3,941 in life insurance and long-term disability premiums, paid by the Company for the benefit of Mr. Keating.
(17)	Mr. Bereziuk resigned from his position as Executive Vice President, Imaging & Optics in November 2010 but remained as an employee of the Company in 2010.
(18)	Consists of $7,062 in 401(k) matching contributions and $4,809 in life insurance and long-term disability premiums, paid by the Company for the benefit of Mr. Bereziuk.
(19)	Consists of $5,669 in 401(k) matching contributions and $3,964 in life insurance and long-term disability premiums, paid by the Company for the benefit of Mr. Bereziuk.
(20)	Consists of $5,310 in 401(k) matching contributions and $3,917 in life insurance and long-term disability premiums, paid by the Company for the benefit of Mr. Bereziuk.

Grants of Plan-Based Awards

The table below sets forth information concerning grants of plan-based awards in 2010 to our named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($) (3)(4)	Grant Date Fair Value of Stock and Option Awards ($) (5)	Closing Share Price on Date of Grant ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Henry R. Nothhaft	8/18/2010				—	50,000	—	—	—	801,000	16.02
	8/18/2010	—	528,000	1,056,000				90,000	16.02	788,319	—

Michael Anthofer	8/18/2010				—	15,000	—	—	—	240,300	16.02
	8/18/2010		192,000	384,000				25,000	16.02	218,978	—

Bernard J. Cassidy	8/18/2010				—	15,000	—	—	—	240,300	16.02
	8/18/2010		186,000	372,000				25,000	16.02	218,978	—

John Keating	8/18/2010					15,000	—		—	240,300	16.02
	8/18/2010		145,000	290,000				20,000	16.02	175,182	—

Michael Bereziuk	8/18/2010				—	22,500	—	—		360,450	16.02
	8/18/2010		198,000	396,000				10,000	16.02	87,591	—

(1)	These awards were granted under the Company’s 2007 Performance Bonus Plan for Executive Officers and Key Employees, or the Management Bonus Plan (“MBP”), and are based on 2010 corporate performance goals, including objectives relating to revenue and non-GAAP pre-tax operating income targets, as well as corporate strategic goals, and in the case of executives other than the Chief Executive Officer, certain individual performance goals in addition to the corporate strategic objectives. See further details in the “2010 Annual Cash Incentive Bonuses” section of the Compensation Discussion and Analysis section above.
(2)	Stock awards that are equity incentive plan awards represent performance-based restricted stock unit awards granted on August 18, 2010 that vest in four consecutive installments, with each installment vesting on the measurement date following the applicable performance period with respect to a number of shares not to exceed 25% of the shares subject to the award, in each case, upon achievement of the performance objective and provided participant continues his status as a service provider on the applicable measurement date, with the first installment vesting on the measurement date following the performance period commencing in fiscal 2010; provided, however, that the Compensation Committee shall have the discretion to reduce the number of award shares that may vest with respect to a given installment based on the extent to which the MBP objectives are achieved with respect to the applicable performance period. The performance-based restricted stock unit awards are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Severance and Change in Control Arrangements” below.
(3)	All options were granted under the 2003 Equity Plan, with an exercise price equal to fair market value, as determined in accordance with the terms of the 2003 Equity Plan, on the date of grant, and are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Severance and Change in Control Arrangements.” The stock options will vest 1/48th monthly starting from the grant dates, to the extent the executive is employed with or retained as a consultant by the Company on the vesting date.

(4)	The exercise price of all options granted in 2010 under the 2003 Equity Plan is equal to the closing price of our common stock on the date of grant.
(5)	The grant date fair value of the option awards was determined in accordance with ASC Topic 718. The assumptions used to calculate the value of option awards are set forth under Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 23, 2011. The values of performance-based restricted stock unit awards have been computed based upon the probable outcome of the performance conditions as of the grant date. The probable outcome of performance-based awards has been determined to be the potential maximum value of the awards.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information concerning the number and value of unexercised stock options and unvested stock awards held by the named executive officers at December 31, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Henry R. Nothhaft	10,000	—		$29.13	5/18/2015	20,000	443,000	95,000	2,104,250
	3,000	—		$28.20	5/17/2016	—	—	—	—
	3,000	—		$44.27	5/16/2017	—	—	—	—
	21,887	—		$21.93	3/27/2018	—	—	—	—
	3,797	—		$19.75	5/14/2018	—	—	—	—
	218,750	156,250		$18.89	8/3/2018	—	—	—	—
	30,000	60,000		$26.16	8/18/2019	—	—	—	—
	7,500	82,500		$16.02	8/17/2020

Michael Anthofer	54,375	65,625	(5)	$14.91	9/28/2018	12,500	276,875	30,000	664,500
	8,333	16,667		$26.16	8/18/2019	—	—	—	—
	2,083	22,917		$16.02	8/17/2020

Bernard J. Cassidy	78,125	71,875	(5)	$17.81	11/16/2018	10,000	221,500	30,000	664,500
	7,900	16,000		$26.16	8/18/2019	—	—	—	—
	2,083	22,917		$16.02	8/17/2020

John Keating	833	—		$17.30	4/15/2014	625	13,844	28,450	630,168
	18,000	—		$34.52	6/22/2015	—	—	—	—
	8,999	—		$28.20	5/17/2016	—	—	—	—
	10,313	4,687		$16.02	3/11/2018	—	—	—	—
	11,948	6,552		$19.75	5/14/2018	—	—	—	—
	12,500	7,500		$17.07	6/24/2018	—	—	—	—
	13,021	11,979		$17.36	11/24/2018	—	—	—	—
	1,377	1,538	(5)	$25.78	8/26/2017	—	—	—	—
	2,401	2,683	(5)	$25.78	8/26/2017	—	—	—	—
	6,000	12,000		$26.16	8/18/2019	—	—	—	—
	1,667	18,333		$16.02	8/17/2010	—	—	—	—

Michael Berezuik	150,000	—		$32.93	2/2/2016	1,250	27,688	53,500	1,185,025
	40,000	—		$34.78	10/9/2016	—	—	—	—
	33,333	6,667		$37.21	8/26/2017	—	—	—	—
	33,438	26,562		$19.75	5/14/2018	—	—	—	—
	15,625	23,958		$17.36	11/24/2018	—	—	—	—
	11,667	23,333		$26.16	8/18/2019	—	—	—	—
	833	9,167		$16.02	8/17/2020

(1)

All stock options have a ten year term from grant dates. Unless otherwise noted, all stock options vest 1/48th monthly starting from the grant dates, to the extent the executive is employed with or retained as a consultant by the Company on the vesting date. All stock options are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Severance and Change in Control Arrangements” below.

(2)	All stock awards (other than Equity Incentive Plan Awards) vest 25% after each of the four full fiscal years following the grant date of the award and are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Severance and Change in Control Arrangements” below.
(3)	This value is based on the December 31, 2010 closing price of our common stock of $22.15 as reported by the Nasdaq Global Select Market.

(4)	Stock awards that are equity incentive plan awards represent performance-based restricted stock unit awards that vest in four consecutive installments, with each installment vesting on the measurement date following the applicable performance period with respect to a number of shares not to exceed 25% of the shares subject to the award, in each case, upon achievement of the performance objective and provided participant continues his status as a service provider on the applicable measurement date, with the first installment vesting on the measurement date following the performance period of each fiscal year; provided, however, that the Compensation Committee shall have the discretion to reduce the number of award shares that may vest with respect to a given installment based on the extent to which the MBP objectives are achieved with respect to the applicable performance period. All stock awards are subject to acceleration of vesting pursuant to agreements entered into with the respective executive officers as described and referenced under “Severance and Change in Control Arrangements” below.
(5)	These stock options vest as follows: 25% of the total number of shares subject to the stock options vest on the first anniversary of the grant date and the remainder vest in equal monthly installments over the three year period thereafter.

Option Exercises and Stock Vested

The table below sets forth information concerning the number of stock options exercised in 2010 and the value realized upon their exercise by the named executive officers, as well as the number of shares acquired on vesting of stock awards in 2010 and the value realized upon vesting by such officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Henry R. Nothhaft	—	—	10,000	170,490
Michael Anthofer	—	—	6,250	116,369
Bernard J. Cassidy	—	—	5,000	100,895
John Keating	—	—	2,225	37,336
Michael Bereziuk	—	—	9,083	161,360

(1)	Amounts realized from the vesting of stock awards are calculated by multiplying the number of shares that vested by the fair market value of a share of our common stock on the vesting date.

Severance and Change in Control Arrangements

Tessera provides for certain severance benefits in the event that an executive’s employment is involuntarily or constructively terminated. In addition, Tessera provides enhanced severance benefits in the event that such a termination occurs within 18 months following a change in control. Such severance benefits are designed to alleviate the financial impact of an involuntary termination through salary, bonus and health benefit continuation and with the intent of providing for a stable work environment. We believe that reasonable severance benefits for our named executive officers are important because it may be difficult for our named executive officers to find comparable employment within a short period of time following certain qualifying terminations. Tessera also believes these benefits are a means reinforcing and encouraging the continued attention and dedication of key executives of Tessera to their duties of employment without personal distraction or conflict of interest in circumstances which could arise from the occurrence of a change in control. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

Tessera extends change in control benefits because they are essential to help Tessera fulfill its objectives of attracting and retaining key managerial talent. These agreements are intended to be competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by Tessera. While these arrangements form an integral part of the total compensation provided to these individuals and are considered by the compensation committee when determining executive officer compensation, the decision to offer these benefits did not influence the compensation committee’s determinations concerning other direct compensation or benefit levels. The compensation committee has determined that such arrangements offer protection that is competitive within our industry and company size and to attract highly qualified individuals and encourage them to be retained by Tessera. In making the decision to extend the benefits, the compensation committee relied on the assurances of its independent advisor that the programs are representative of market practice, both in terms of design and cost.

Severance Agreements

Tessera has entered into severance agreements with each of the named executive officers. The severance agreements provide that, in the event a named executive officer’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to receive the following payments:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;

•	a lump sum cash payment equal to 75% of the executive’s base salary (200% of base salary for the Chief Executive Officer);

•	continuation of health benefits for a period of 9 months following the date of termination (12 months for the Chief Executive Officer); and

•

9 months’ vesting credit for any outstanding stock awards (other than stock awards that vest based on the achievement of performance objectives) (12 months’ vesting credit for the Chief Executive Officer).

The severance benefits described above will be paid upon the executive’s execution of a general release of claims in favor of Tessera.

Amended and Restated Change in Control Severance Agreements

Tessera has entered into change in control severance agreements with each of the named executive officers and the terms of which are described below.

Each of the change in control severance agreements has a three year term, currently set to expire in February 2014, which term may be renewed by the mutual agreement of the executive and Tessera. The change in control severance agreements provide that, in the event an executive’s employment is terminated by us without cause or the executive resigns for good reason within 18 months following a change in control, the executive will be entitled to receive the following payments:

•	his fully earned but unpaid base salary and his earned but unpaid vacation through the date of termination;

•

a lump sum cash payment equal to a specified percentage of the executive’s base salary (300% of base salary for the Chief Executive Officer and 160% of base salary for the other named executive officers);

•	continuation of health benefits for a period of 12 months following the date of termination (24 months for the Chief Executive Officer); and

•	full vesting of any outstanding unvested stock awards.

The severance benefits payable under the change in control severance agreements will be reduced by any severance benefits payable by Tessera to the executive under any other policy, plan, program, agreement or arrangement as a result of his termination by us without cause or resignation for good reason, including any severance agreement. The severance benefits described above will be paid upon the executive’s execution of a general release of claims in favor of Tessera.

Defined Terms

For purposes of both the severance agreements and the change in control severance agreements, “cause” means, generally executive’s gross negligence or willful misconduct in the performance of his duties where such gross negligence or willful misconduct has resulted or is likely to result in material damage to our company, the executive’s willful and habitual neglect of or failure to perform his duties if not cured within 30 days following notice of such neglect or failure, the executive’s commission of any act of fraud or dishonesty with respect to our company that causes harm to our company or is intended to result in substantial personal enrichment, the executive’s failure to cooperate with us in any investigation or formal proceeding initiated by a governmental authority or otherwise approved by our Board of Directors or the Audit Committee of the Board of Directors if not cured within 30 days following notice of such failure, the executive’s material violation of our confidentiality and proprietary rights agreement or any similar agreement with the company, or the executive’s material breach of any obligation or duty under the agreement or any written employment or other written policies of our company if not cured within 30 days following notice of such breach.

For purposes of both the severance agreements and the change in control severance agreements, “good reason” means, generally, a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation, unless such a reduction is imposed across-the-board to senior management, a material change in the geographic location at which the executive must perform his duties, or any other action that constitutes our material breach of the agreement.

For purposes of both the severance agreements and the change in control severance agreements, “change in control” is generally defined as:

•

a merger or consolidation in which the company is a party, other than a merger or consolidation which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities; or

•	the sale of all or substantially all of our assets.

Transition Agreement with Michael Bereziuk

Effective as of November 11, 2010, we entered into an employment transition and consulting agreement with Michael Bereziuk, our former Executive Vice President, Imaging & Optics. This agreement superseded Mr. Bereziuk’s severance agreement and change in control severance agreement. Pursuant to this agreement, Mr. Bereziuk remained an employee of the Company through February 28, 2011, at the same compensation levels as were in effect at the time we entered into the transition agreement. Thereafter, Mr. Bereziuk will provide non-executive consulting services to us through December 31, 2011, for a monthly consulting fee of $1,000. Under the transition agreement, we paid $247,500 to Mr. Bereziuk as severance in March 2011. Mr. Bereziuk will also receive continued health benefits at the company’s partial expense through November 30, 2011. In addition, on the date of his termination of employment, such number of Mr. Bereziuk’s outstanding restricted stock and restricted stock unit awards (other than awards the vesting of which is solely-performance-based) was accelerated as to the number of shares subject to such awards that would have vested on or before November 30, 2011 had he remained continuously employed by us during that time. No further restricted stock or restricted stock unit awards held by Mr. Bereziuk will vest following his termination of employment. During the period that Mr. Bereziuk is providing consulting services pursuant to the transition agreement, his outstanding stock options will continue to vest in accordance with the award agreements pursuant to which they were granted.

2003 Equity Plan

We routinely grant our executive officers stock awards pursuant to our 2003 Equity Plan. The change in control provisions applicable to stock awards under our 2003 Equity Plan generally provide for accelerated vesting of unvested awards in connection with a change in control if such awards are not assumed or replaced with comparable awards by our successor company or its parent.

Potential Payments Upon Change in Control and Termination

The following table summarizes potential change in control and severance payments to each named executive officer in the event of (1) a termination of employment as a result of the named executive officer’s resignation for good reason or termination of employment by us other than for cause, and (2) such a termination within 18 months following a change in control. The table assumes that the termination and change in control, if applicable, occurred on December 31, 2010. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $22.15, which represents the closing market price of our common stock as reported by the Nasdaq Global Select Market on December 31, 2010, the last trading day of 2010.

Name	Benefit Type	Payment in the Case of a Resignation for Good Reason or a Termination Other Than for Cause ($)		Payment in the Case of a Resignation for Good Reason or a Termination Other Than for Cause, if Within 18 Months Following a Change in Control ($)
Henry R. Nothhaft	Cash Payments	1,056,000	(1)	1,584,000	(2)
	Value of Stock Award Acceleration	914,238	(3)	3,562,235	(4)
	Value of health benefits	11,231	(5)	22,462	(6)

Michael Anthofer	Cash Payments	240,000	(1)	512,000	(2)
	Value of Stock Award Acceleration	453,862	(3)	1,556,939	(4)
	Value of health benefits	12,042	(5)	16,056	(6)

Bernard J. Cassidy	Cash Payments	232,500	(1)	496,000	(2)
	Value of Stock Award Acceleration	233,863	(3)	1,338,379	(4)
	Value of health benefits	12,042	(5)	16,056	(6)

John Keating	Cash Payments	217,500	(1)	435,000	(2)
	Value of Stock Award Acceleration	184,742	(3)	896,299	(4)
	Value of health benefits	12,042	(5)	16,056	(6)

Michael Bereziuk	Cash Payments	247,500	(1)	528,000	(2)
	Value of Stock Award Acceleration	355,949	(3)	1,447,362	(4)
	Value of health benefits	8,423	(5)	11,231	(6)

(1)	All cash payments under the severance agreements are payable in a lump sum equal to a specified percentage of the executive’s base salary (200% of base salary for the Chief Executive Officer and 75% for the other named executive officers).
(2)	All cash payments under the change in control severance agreements are payable in a lump sum equal to a specified percentage of the executive’s base salary (300% of base salary for the Chief Executive Officer, 150% of base salary of our named executive officers who is a Senior Vice President and 160% of base salary for the other named executive officers). The severance benefits payable under the change in control severance agreements will be reduced by any severance benefits payable by Tessera to the executive under any other policy, plan, program, agreement or arrangement as a result of his termination by us without cause or resignation for good reason, including any severance agreement.
(3)	Represents the value of those stock awards that would vest over the 9-month period following December 31, 2010 (12-month period for our Chief Executive Officer) based on the difference between the exercise or purchase price, if any, and $22.15, which was the closing price of our common stock as reported by the Nasdaq Global Select Market on December 31, 2010.

(4)	Represents the value of all stock awards that would vest based on the difference between the exercise or purchase price, if any, and $22.15, which was the closing price of our common stock as reported by the Nasdaq Global Select Market on December 31, 2010.
(5)	Represents the cost of 9 months of continued health coverage (12 months for our Chief Executive Officer).
(6)	Represents the cost of 12 months of continued health coverage (24 months for our Chief Executive Officer).

Risk Assessment of Compensation Policies and Programs

In early 2011, management assessed our compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by Tessera and presented its assessment to our Compensation Committee. Based on its assessment, management recommended, and the Compensation Committee, concluded, that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on Tessera. In connection with their review, management and the Compensation Committee noted certain key attributes of our compensation policies and programs that help to reduce the likelihood of excessive risk taking, including:

•	The program design provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives.

•	Corporate performance objectives are designed to be consistent with Tessera’s overall business plan and strategy, as approved by the Board of Directors.

•

The determination of executive incentive awards is based on a review of a variety of indicators of performance, including both financial and non-financial goals, reducing the risk associated with any single indicator of performance.

•	Incentive payments are capped at 200% of target.

•	Tessera grants a mix of stock options and performance-based restricted stock unit awards, which vest over four year periods.

•	The Compensation Committee has the right to exercise negative discretion over executive incentive plan payments.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2010, there has not been, nor is there currently planned, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our capital stock or any member of their immediate families had or will have a direct or indirect material interest other than the compensatory transactions described above and the agreements and transactions described below.

Consulting Arrangements with 3LP Advisors LLC

Kevin G. Rivette, a member of our Board of Directors, is a managing partner of 3LP Advisors LLC (“3LP”), in which Mr. Rivette has a 33.3% ownership interest. Since 2008, 3LP has provided consulting services to Tessera. On January 1, 2010, we entered into a Consulting Services Agreement with 3LP, pursuant to which 3LP assisted us with the identification and acquisition of patents for our patent portfolio through June 30, 2010. Under the Consulting Services Agreement, 3LP was paid a monthly fee, was entitled to fees based on Tessera’s related patent acquisition activity through September 30, 2010 and is entitled to additional fees based on our revenues and licensing activities through 2012. To date, we have paid 3LP a total of $1,870,641.00 under the Consulting Services Agreement and 3LP is eligible to receive up to $6,365,046.50 in such additional fees.

On June 6, 2010, we entered into a Transition and Consulting Services Agreement with 3LP to extend the term of 3LP’s consulting services arrangement. We paid a total of $460,000.00 in fees to 3LP under the Transition and Consulting Services Agreement, as amended, which expired on September 30, 2010.

On November 1, 2010, we entered into a new Consulting Services Agreement with 3LP (the “New Consulting Services Agreement”), pursuant to which 3LP would continue to provide us with assistance in identifying and acquiring patents for our patent portfolio. Under the New Consulting Services Agreement, 3LP is entitled to a monthly fee of $120,000.00, for a total of $720,000.00 through the expiration of the New Consulting Services Agreement on April 30, 2011. We have an option to renew the New Consulting Services Agreement for an additional three month term.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. As permitted by the Delaware General Corporation Law, we have adopted provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors to us for monetary damages for a breach of their fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

•	any transaction from which the director derived an improper personal benefit.

Pursuant to our restated certificate of incorporation and bylaws, we are obligated, to the maximum extent permitted by Delaware law, to indemnify each of our directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. A “director” or “officer” includes any person who is or was a director or officer of us, is or was serving at our request as a director or officer of another enterprise or was a director or officer of a corporation which was a predecessor corporation of us or of another enterprise at the request of the predecessor corporation. Pursuant to our restated certificate of incorporation and bylaws, we also have the power to indemnify our employees to the extent permitted under Delaware law. Our restated certificate of incorporation and bylaws provide that our Board of Directors may authorize the advancement of expenses for the defense of any action for which indemnification is required or permitted. Our restated certificate of incorporation and bylaws permit us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of us or, at our request, served in such a capacity for another enterprise.

We have entered into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors; and

•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

Procedures for Approval of Related Person Transactions

As provided by the Company’s written Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis, and approve any related party transaction. The Company’s written Code of Business Conduct and Ethics Policy requires that all directors, officers and employees make appropriate disclosure of any situation that could give rise to a conflict of interest to the Company’s General Counsel.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of our common stock by (i) each director and each nominee to become a director, (ii) each named executive officer, (iii) all directors, nominees and executive officers as a group, and (iv) each person who we know beneficially owns more than 5% of our common stock as of March 21, 2011.

The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity includes common stock underlying options held by the person or entity that are exercisable within 60 days of March 21, 2011, but excludes common stock underlying options held by any other person or entity. Percentage of beneficial ownership is based on 51,073,210 shares of common stock outstanding as of March 21, 2011.

	Beneficial Ownership
Beneficial Owner	Number of Shares	Percent of Total Class
Executive Officers, Directors and Nominees
Henry R. Nothhaft (1)	475,997	*
Michael Anthofer (2)	121,251	*
Bernard J. Cassidy (3)	145,088	*
John Keating (4)	132,703	*
Michael Bereziuk (5)	359,493	*
Robert J. Boehlke (6)	88,399	*
Nicholas E. Brathwaite (7)	48,805	*
John B. Goodrich (8)	68,651	*
David C. Nagel, Ph.D. (9)	98,399	*
Kevin G. Rivette (10)	—	*
Robert A. Young Ph.D. (11)	549,009	1.1%
All current executive officers, directors and nominees to become a director as a group (eleven persons) (12)	2,087,795	4.0%
5% Stockholders
FMR LLC (13)	6,305,391	12.3%
BlackRock, Inc. (14)	3,869,377	7.6%
Adage Capital Partners, L.P. (15)	3,573,600	7.0%
Frontier Capital Management Co., LLC (16)	3,299,797	6.5%
Morgan Stanley (17)	3,284,348	6.4%

*	Represents beneficial ownership of less than 1%.
(1)	Includes 355,747 shares issuable upon exercise of outstanding options held by Mr. Nothhaft, exercisable within 60 days of March 21, 2011.
(2)	Includes 82,501 shares issuable upon exercise of outstanding options held by Mr. Anthofer, exercisable within 60 days of March 21, 2011.
(3)	Includes 108,838 shares issuable upon exercise of outstanding options held by Mr. Cassidy, exercisable within 60 days of March 21, 2011.
(4)	Includes 99,367 shares issuable upon exercise of outstanding options held by Mr. Keating, exercisable within 60 days of March 21, 2011.
(5)	Includes 304,896 shares issuable upon exercise of outstanding options held by Mr. Bereziuk, former Executive Vice President, Imaging & Optics, exercisable within 60 days of March 21, 2011.
(6)	Includes 58,602 shares issuable upon exercise of outstanding options held by Mr. Boehlke, exercisable within 60 days of March 21, 2011.
(7)	Includes 35,008 shares issuable upon exercise of outstanding options held by Mr. Brathwaite, exercisable within 60 days of March 21, 2011.

(8)	Includes 64,854 shares issuable upon exercise of outstanding options held by Mr. Goodrich, exercisable within 60 days of March 21, 2011.
(9)	Includes 88,602 shares issuable upon exercise of outstanding options held by Dr. Nagel, exercisable within 60 days of March 21, 2011.
(10)	Mr. Rivette has served as a member of the Board of Directors since March, 2011.
(11)	Includes 68,602 shares issuable upon exercise of outstanding options held by Dr. Young, exercisable within 60 days of March 21, 2011.
(12)	Includes 1,267,017 shares issuable upon exercise of outstanding options held by current officers and directors as a group, exercisable within 60 days of March 21, 2011.
(13)	Includes 5,198,601 shares beneficially held by Fidelity Management & Research (“Fidelity”), an investment advisor and wholly owned subsidiary of FMR LLC. The ownership of one investment company, Fidelity Growth Company Fund, held 4,881,903 shares at December 31, 2010. FMR LLC, Fidelity and Fidelity Growth Company Fund have their principal business offices at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity and the funds, each has sole power to dispose of the 5,198,601 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. Members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. The information in this table is based solely on information contained in Schedule 13G filed with the SEC on February 14, 2011 by FMR LLC.
(14)	The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. The shares are held by several subsidiaries of BlackRock, Inc. The information in this table is based solely on information contained in Schedule 13G filed with the SEC on February 9, 2011 by BlackRock, Inc.
(15)	The 3,573,600 shares held by Adage Capital Partners, L.P. may be deemed to be beneficially owned by Adage Capital Partners GP, L.L.C., the general partner of Adage Capital Partners, L.P., Adage Capital Advisors, L.L.C., the managing member Adage Capital Partners GP, L.L.C., and Messrs. Robert Atchinson and Phillip Gross, each a managing member of Adage Capital Advisors, L.L.C. The address for Adage Capital Partners, L.P. and each of the entities and persons named above is 200 Clarendon Street, 2nd Floor, Boston, MA 02116. The information in this table is based solely on information contained in Schedule 13G/A filed with the SEC on February 14, 2011 by Adage Capital Partners, L.P.
(16)	Frontier Capital Management Co., LLC, an investment advisor, has its principal business address at 99 Summer Street, Boston, MA 02110. The information in this table is based solely on information contained in Schedule 13G filed with the SEC on February 14, 2011 by Frontier Capital Management Co., LLC.
(17)	Shares owned by Morgan Stanley as a parent holding company are owned by, or may be deemed to be beneficially owned by, Morgan Stanley Investment Management, Inc. Morgan Stanley Investment Management, Inc. is an investment advisor and a wholly owned subsidiary of Morgan Stanley. The principal business address for Morgan Stanley is 1585 Broadway, New York, NY 10036 and the principal business address for Morgan Stanley Investment Management, Inc. is 522 Fifth Avenue, New York, NY 10036. The information in this table is based solely on information contained in Schedule 13G/A filed with the SEC on February 9, 2011 by Morgan Stanley and Morgan Stanley Investment Management, Inc.

EQUITY COMPENSATION PLAN INFORMATION

We have five equity compensation plans that have been approved by our stockholders: the Fifth Amended and Restated 2003 Equity Incentive Plan, the 1999 Stock Plan, the Amended and Restated 1996 Stock Plan, the 1991 Stock Option Plan, and the 2003 Employee Stock Purchase Plan. We have two equity compensation plans that have not been approved by our stockholders: the Equity Incentive Plan for New Israeli Employees and the International Employee Stock Purchase Plan. The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at December 31, 2010:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (a)		Weighted-Average Exercise Price of Outstanding Options and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	6,382,639	(1)	22.09	5,981,605	(2)
Equity compensation plans not approved by security holders	—		—	143,626	(3)

Total	6,382,639		22.09	6,125,231

(1)	Includes 564,811 shares outstanding related to performance-based restricted stock awards and units.
(2)	Includes 5,563,351 shares remaining available for future issuance under the Fifth Amended and Restated 2003 Equity Incentive Plan and 418,254 shares remaining available for future issuance under the 2003 Employee Stock Purchase Plan as of December 31, 2010.
(3)	Represents shares remaining available for future issuance under the International Employee Stock Purchase Plan as of December 31, 2010.

Description of Equity Incentive Plan for New Israeli Employees

Our Board of Directors adopted the Equity Incentive Plan for New Israeli Employees (the “Israeli Plan”) in December 2005. A total of 100,000 shares of our common stock may be issued pursuant to restricted stock awards granted under the Israeli Plan, all of which are subject to outstanding restricted stock awards. Shares of restricted stock which are forfeited or repurchased by us pursuant to the Israeli Plan may again be granted under the Israeli Plan. The Israeli Plan may generally be administered by our Board of Directors or a committee appointed by the Board (the Board or any such committee, the “Committee”). The Israeli Plan is currently being administered by the Compensation Committee of our Board of Directors. Subject to any retention of authority by our Board of Directors, the Committee may make any determinations deemed necessary or advisable for the Israeli Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all holders. Awards under the Israeli Plan are intended to be stand-alone inducement awards pursuant to NASDAQ Marketplace Rule 5635(c)(4). Only newly hired employees who are residents of Israel and who have not previously been an employee or director of our Company or an affiliate, or following a bona fide period of non-employment by us or an affiliate, are eligible to participate in the Israeli Plan. The Israeli Plan provides that the Committee may grant or issue restricted stock awards. Restricted stock awards granted under the Israeli Plan will be granted on the same terms and conditions as restricted stock awards under our 2003 Equity Plan. Restricted stock awards granted under the Israeli Plan may generally not be sold, pledged, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. In the event of a change in control, restricted stock awards granted under the Israeli Plan will be treated in the same manner as restricted stock awards under our 2003 Equity Plan. The Committee may amend, suspend or terminate the Israeli Plan at any time, subject to stockholder approval of any such action to the extent necessary to comply with any applicable laws, regulations or rules. Unless terminated earlier, the Israeli Plan shall terminate in December 2015.

Description of International Employee Stock Purchase Plan

Our Board of Directors adopted the International Employee Stock Purchase Plan (the “IESPP”) in June 2008. A total of 200,000 shares of our common stock may be issued pursuant to stock purchase granted under the IESPP. The IESPP is designed to allow eligible employees to purchase shares of common stock, at semi-annual intervals, with their accumulated payroll deductions. The IESPP may generally be administered by the Compensation Committee of our Board. The Compensation Committee may delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise. The Committee may interpret the IESPP and the terms of the options and to adopt such rules for the administration, interpretation and application of the IESPP as are consistent with the provision of the IESPP. All decisions, determinations and interpretations of the Committee shall be final and binding on all holders. Awards under the IESPP are intended to be stand-alone inducement awards pursuant to NASDAQ Marketplace Rule 5635(c)(4). Any employees who own less than 5% of the Company’s voting stock, are scheduled to work more than 20 hours per week and whose customary employment is for more than five months in any calendar year are eligible to participant in the IESPP. Eligible employees may enroll at each semi-annual enrollment period for a series of consecutive, overlapping 24-month offering periods through their payroll deductions. Participants may contribute up to 20% of their cash earnings to purchase stock at each of the semi-annual purchase dates at 85% of the market value per share on the participant’s initial offering period enrollment date, or, 85% of the market value on the purchase date, whichever is less. The number of shares available for purchase under the IESPP is limited to $25,000 of the market value of such shares per calendar year for each calendar year of an offering. The IESPP will be treated in the same manner as stock awards under our 2003 Employee Stock Purchase Plan. The Committee may amend, suspend or terminate the IESPP at any time, subject to stockholder approval of any such action to the extent necessary to comply with any applicable laws, regulations or rules. Unless terminated earlier, the IESPP shall terminate in June 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership (Forms 3, 4 and 5) with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all such forms which they file.

To our knowledge, based solely on our review of such reports or written representations from certain reporting persons, we believe that all of the filing requirements applicable to our officers, directors, greater than 10% beneficial owners and other persons subject to Section 16 of the Exchange Act were complied with during the year ended December 31, 2010, except that, due to a clerical error, an incorrect number of stock option grants was reported on a Form 4 filed May 13, 2010 for each of Robert J. Boehlke, Nicholas E. Brathwaite, John B. Goodrich, Bruce M. McWilliams, David C. Nagel and Robert A. Young with respect to option grants each received on May 12, 2010, which error was corrected in each case by an amendment on Form 4/A filed May 20, 2010.

The following Compensation Committee Report and Audit Committee Report are not considered proxy solicitation materials and are not deemed filed with the Securities and Exchange Commission. Notwithstanding anything to the contrary set forth in any of the Company’s filings made under the Securities Act of 1933 or the Exchange Act that might incorporate filings made by the Company under those statutes, the Compensation Committee Report and Audit Committee Report shall not be incorporated by reference into any prior filings or into any future filings made by the Company under those statutes.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Compensation Committee”) has furnished this report on executive compensation. None of the members of the Compensation Committee is currently an officer or employee of the Company and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee is responsible for designing, recommending to the Board of Directors for approval and evaluating the compensation plans, policies and programs of the Company and reviewing and approving the compensation of the Chief Executive Officer and other officers and directors.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this proxy statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section contained herein with management.

2. Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to our Board of Directors, and our Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

March 16, 2011

COMPENSATION COMMITTEE

ROBERT J. BOEHLKE, CHAIRMAN

JOHN B. GOODRICH

DAVID C. NAGEL, PH.D.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.tessera.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Independent Registered Public Accounting Firm’s qualifications and independence, and the performance of the Company’s internal audit function and the Independent Registered Public Accounting Firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the fiscal year ended December 31, 2010 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s Independent Registered Public Accounting Firm. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by AICPA, Professional Standards, Vol. 1, AU Section 380 (Communication with Audit Committees), as modified or supplemented. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committee Concerning Independence) and the Audit Committee discussed with Pricewaterhouse Coopers LLP the independence of PricewaterhouseCoopers LLP from the Company and the Company’s management.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the year ending December 31, 2011.

March 16, 2011

AUDIT COMMITTEE

ROBERT A. YOUNG, PH.D., CHAIRMAN

ROBERT J. BOEHLKE

JOHN B. GOODRICH

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Notice of Internet Availability of Proxy Materials, annual report on Form 10-K and proxy materials, as applicable. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and streetname holders (i.e., those stockholders who hold their shares through a brokerage).

Registered Stockholders

If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Notice of Internet Availability of Proxy Materials, annual report on Form 10-K and proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our Notice of Internet Availability of Proxy Materials, annual report on form 10-K and proxy materials, as applicable, mailed to you, please call Investor Relations at (408) 321-6000, send an e-mail request to ir@tessera.com, or write to c/o Investor Relations, Tessera Technologies, Inc., 3025 Orchard Parkway, San Jose, CA 95134 and we will promptly deliver the requested copy.

Registered stockholders who have not consented to householding will continue to receive copies of Notices of Internet Availability of Proxy Materials, annual reports on Form 10-K and proxy materials, as applicable, for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of the Notices of Internet Availability of Proxy Materials, annual reports or proxy statements for all registered stockholders residing at the same address by contacting Broadridge as outlined above.

Streetname Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

OTHER MATTERS

We are not aware of any matters that may come before the meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this proxy statement is our Annual Report for the fiscal year ended December 31, 2010. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC, are available free of charge on our website at www.tessera.com or you can request a copy free of charge by calling Investor Relations at 408-321-6000 or sending an e-mail request to ir@tessera.com. Please include your contact information with the request.

By Order of the Board of Directors

TESSERA TECHNOLOGIES, INC.

Sincerely,

BERNARD J. CASSIDY Secretary

San Jose, California

April 13, 2011

TESSERA TECHNOLOGIES, INC. 3025 ORCHARD PKY

SAN JOSE, CA 95134

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 23, 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 23, 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the

The Board of Directors recommends you vote

FOR the following: nominee(s) on the line below. 0 0 0

1. Election of Directors

Nominees

01 Robert J Boehlke 02 John B Goodrich 03 David C Nagel, Ph.D. 04 Henry R Nothhaft 05 Kevin G Rivette

06 Robert A Young, Ph.D.

The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain

2 To ratify the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm of the Company 0 0 0 for its fiscal year ending December 31, 2011.

3 To hold an advisory vote on executive compensation. 0 0 0

The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain

4 To recommend, by non-binding vote, the frequency of executive compensation votes. 0 0 0 0

The Board of Directors recommends you vote AGAINST the following proposal: For Against Abstain

5 A stockholder proposal to recommend the adoption of a majority voting standard in uncontested director elections. 0 0 0 NOTE: The company’s stockholders may also transact such other business as properly comes before the meeting or any adjournment or postponement thereof. es No

Please indicate if you plan to attend this meeting 0 0

Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy card. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000102589_1 R1.0.0.11699

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form of Proxy Card, Annual Report is/are available at www.proxyvote.com .

TESSERA TECHNOLOGIES, INC. 2011 Annual Meeting Of Stockholders 3025 Orchard Parkway, San Jose, CA 95134 P: (408) 321-6000

Proxy Solicited by the Board of Directors

Bernard J. Cassidy and Michael Anthofer, or either of them acting alone, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Tessera Technologies, Inc. to be held on May 24, 2011 at 2:30 p.m. Pacific Daylight Time or at any postponement or adjournment thereof. If no directions are indicated, the holder of the proxy will have the authority to vote “FOR ALL” on Proposal 1, “FOR” Proposals 2 and 3, in favor of “3 YEARS” on Proposal 4 and “AGAINST” Proposal 5. In his discretion, the holder of the proxy is authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director’s recommendations.

Continued and to be signed on reverse side

0000102589_2 R1.0.0.11699